Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

November 18, 2021

among

ALLEGION PUBLIC LIMITED COMPANY,

as a Borrower,

ALLEGION US HOLDING COMPANY INC.,

as a Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE BANKS AND ISSUING BANKS FROM TIME TO TIME PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent

BOFA SECURITIES, INC.

and BNP PARIBAS SECURITIES CORP.,

as Sustainability Coordinators

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

FIFTH THIRD BANK,

THE HUNTINGTON NATIONAL BANK

PNC BANK, NATIONAL ASSOCIATION,

TD BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

BOFA SECURITIES, INC.,

BNP PARIBAS SECURITIES CORP.,

CITIBANK, N.A.,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

Schedule I	-	Commitments
Schedule II	-	Existing Letters of Credit
Schedule III	-	Certain Debt
Schedule IV	-	Certain Liens

Exhibit A-1	-	Dollar Revolving Note
Exhibit A-2	-	Multi-Currency Revolving Note
Exhibit A-3	-	Term Note
Exhibit B	-	Notice of Committed Borrowing
Exhibit C	-	Notice of Swingline Borrowing
Exhibit D	-	Letter of Credit Report
Exhibit E	-	[Reserved]
Exhibit F	-	[Reserved]
Exhibit G	-	Assignment and Assumption Agreement
Exhibit H	-	Additional Borrower Agreement
Exhibit I	-	[Reserved]
Exhibit J	-	Form of Maturity Date Extension Request
Exhibit K-1	-	Form of U.S. Tax Certificate (For Non-U.S. Banks that are not Partnerships)
Exhibit K-2	-	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships)
Exhibit K-3	-	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships)
Exhibit K-4	-	Form of U.S. Tax Certificate (For Non-U.S. Banks that are Partnerships)

v

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of November 18, 2021, among ALLEGION PUBLIC LIMITED COMPANY, an Irish public limited company (“Allegion plc”), ALLEGION US HOLDING COMPANY INC., a Delaware corporation (“Allegion US”), the GUARANTORS from time to time party hereto, the BANKS and ISSUING BANKS from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

“Additional Borrower” means, at any time, each of the wholly-owned Subsidiaries of Allegion plc that has been designated as an Additional Borrower by Allegion plc pursuant to Section 2.16 and that may borrow Committed Loans as described in Section 2.1.

“Additional Borrower Agreement” has the meaning set forth in Section 2.16.

“Adjusted Dollar Applicable Percentage” means, with respect to any Dollar Revolving Bank and its Dollar Revolving Commitment, the percentage of the total Dollar Revolving Commitments (excluding the Dollar Revolving Commitment of any Defaulting Bank) represented by such Bank’s Dollar Revolving Commitment. If the Dollar Revolving Commitments have terminated or expired, the Adjusted Dollar Applicable Percentages shall be determined based upon the Dollar Revolving Commitments most recently in effect, giving effect to any assignments.

“Adjusted Multi-Currency Applicable Percentage” means, with respect to any Multi-Currency Revolving Bank and its Multi-Currency Revolving Commitment, the percentage of the total Multi-Currency Revolving Commitments (excluding the Multi-Currency Revolving Commitment of any Defaulting Bank) represented by such Bank’s Multi-Currency Revolving Commitment. If the Multi-Currency Revolving Commitments have terminated or expired, the Adjusted Multi-Currency Applicable Percentages shall be determined based upon the Multi-Currency Revolving Commitments most recently in effect, giving effect to any assignments.

“Administrative Agent” means Bank of America, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to Allegion plc) duly completed by such Bank.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent, and “Agent” means any of the foregoing.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 9.12(b).

“Allegion plc” has the meaning set forth in the preamble hereto.

“Allegion US” has the meaning set forth in the preamble hereto.

“Applicable Authority” means with respect to any Foreign Currency, the applicable administrator for the Relevant Rate for such Foreign Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Credit Rating” means, at any time, the corporate rating or corporate family rating (as applicable) of Allegion plc or Allegion US (as applicable) provided for under this Agreement by Moody’s and S&P at such time.

“Applicable Creditor” has the meaning set forth in Section 9.12(b).

“Applicable Currency” means, as to any particular payment, Borrowing or Loan, Dollars or the Foreign Currency in which it is denominated or payable.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office.

“Applicable Margin” means, for any day, with respect to (i) any Term Loan or Committed Revolving Loan and (ii) the commitment fees payable hereunder in respect of Revolving Commitments, the applicable rate per annum set forth below under the applicable caption, based upon the Applicable Credit Rating in effect on such date:

Pricing	Applicable Credit Rating
Level	Moody’s	S&P	BSBY Rate / Multi-Currency Daily Rate / Multi-Currency Term Rate	Base Rate Loans	Commitment Fee
I	Ba1 (or lower)	BB+ (or lower)	1.375%	0.375%	0.200%
II	Baa3	BBB-	1.250%	0.250%	0.175%
III	Baa2	BBB	1.125%	0.125%	0.125%
IV	Baa1	BBB+	1.000%	0.000%	0.110%
V	A- (or higher)	A3 (or higher)	0.875%	0.000%	0.090%

provided that (i) in the case of split Applicable Credit Ratings from S&P and Moody’s, the Applicable Credit Rating that determines the applicable Pricing Level shall be the higher of the two Applicable Credit Ratings, or if the Applicable Credit Ratings differ by more than one Pricing Level, the Applicable Credit Rating that determines the applicable Pricing Level shall be the Applicable Credit Rating that is one rating level below the higher of the two Applicable Credit Ratings, (ii) if only one Applicable Credit Rating exists, the Applicable Margins shall be determined by reference to the Pricing Level corresponding to the available Applicable Credit Rating, (iii) if no Applicable Credit Ratings exist, the applicable Pricing Level shall be Level I and (iv) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the date on which it is first announced by the rating agency making such change. Each such change in the Applicable Margins shall apply to all outstanding Euro-Currency Loans and Base Rate Loans and to all commitment fees accruing during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any rating agency shall change or if any such rating agency shall cease to be in the business of rating corporate debt obligations or the Applicable Credit Ratings from any such rating agency shall become otherwise generally unavailable, the Borrowers and the Banks party hereto shall negotiate in good faith to amend the references to specific Applicable Credit Ratings to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, Applicable Margins shall be determined by reference to the rate most recently in effect prior to such change or cessation.

“Applicable Percentage” means, with respect to any Revolving Bank, such Bank’s Dollar Applicable Percentage or Multi-Currency Applicable Percentage, as the context may require.

“Approved Fund” means, with respect to any Bank or Eligible Assignee, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) such Bank or Eligible Assignee, (b) an Affiliate of such Bank or Eligible Assignee or (c) an entity or an Affiliate of an entity that administers, advises or manages such Bank or Eligible Assignee.

“Arrangers” means BofA Securities, Inc., BNP Paribas Securities Corp., Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, in each case in their capacities as joint lead arrangers and joint lead bookrunners for the credit facilities established hereunder.

“Available Dollar Revolving Commitment” means, with respect to any Dollar Revolving Bank, an amount equal to the Dollar Revolving Commitment of such Bank minus the amount of all outstanding Dollar Revolving Loans made by such Bank pursuant to Section 2.1(a) and the amount of Dollar LC Exposure and Swingline Exposure of such Bank.

“Available Multi-Currency Revolving Commitment” means, with respect to any Multi-Currency Revolving Bank, an amount equal to the Multi-Currency Revolving Commitment of such Bank minus the amount of all outstanding Multi-Currency Revolving Loans made by such Bank pursuant to Section 2.1(b) and the amount of Multi-Currency LC Exposure of such Bank.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” means each bank or other financial institution listed on the signature pages hereof, each Eligible Assignee that becomes a Bank pursuant to Section 9.6(c) and their respective successors. In the event that any Bank, pursuant to Section 2.4(a), utilizes a branch or Affiliate to make a Loan, the term “Bank” shall include any such branch or Affiliate with respect to such Loan. Unless the context otherwise requires, the term “Bank” shall include the Swingline Bank.

“Bank Recipient Party” means collectively, the Banks, the Swingline Bank and the Issuing Banks.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the BSBY Rate plus 1.00% and (iii) the sum of 1/2 of 1% per annum plus the NYFRB Rate for such day; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Base Rate due to a change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.1 hereof, then the Base Rate shall be the greater of clauses (i) and (iii) above and shall be determined without reference to clause (ii) above.

“Base Rate Loan” means a Swingline Loan or a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article VIII.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Person” means any Person that is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC.

“Bloomberg” means Bloomberg Index Services Limited.

“Board” means the Board of Governors of the Federal Reserve System (or any successors).

“Borrower”, “either Borrower” and similar indefinite references mean either Allegion plc or Allegion US (and “no Borrower” and similar indefinite references means neither Allegion plc nor Allegion US).

“Borrowing” means (a) Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Euro-Currency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“BSBY” means the Bloomberg Short-Term Bank Yield Index rate.

“BSBY Rate” means:

(a) for any Interest Period with respect to a BSBY Rate Loan, the rate per annum equal to the BSBY Screen Rate two Domestic Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published on such determination date then BSBY Rate means the BSBY Screen Rate on the first Domestic Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the BSBY Screen Rate with a term of one month commencing that day;

provided that if the BSBY Rate determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the BSBY Rate shall be deemed zero for purposes of this Agreement.

“BSBY Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of BSBY Rate.

“BSBY Replacement Date” has the meaning set forth in Section 8.1(a).

“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Calculation Date” means (a) with respect to any Committed Loan, each of the following: (i) each date of a Borrowing of a Multi-Currency Revolving Loan, (ii) each date of a continuation of a Multi-Currency Term Rate Loan and (iii) such additional dates as the Administrative Agent shall determine or the Required Banks shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in a Foreign Currency, (ii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in a Foreign Currency (iii) in the case of all Existing Letters of Credit denominated in Foreign Currencies, the Effective Date and (iv) at the option of the Administrative Agent, the applicable Issuing Bank or the Required Banks, the first Domestic Business Day of each month.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 5.6, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Dollar Revolving Loans, Multi-Currency Revolving Loans, Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Dollar Revolving Commitment, Multi-Currency Revolving Commitment, Term Commitment or Swingline Commitment, (c) any Letter of Credit, refers to whether such Letter of Credit is a Dollar Letter of Credit or a Multi-Currency Letter of Credit and (d) any Bank, refers to whether such Bank has a Loan or Commitment with respect to a particular Class.

“Co-Documentation Agents” means, collectively, Fifth Third Bank, The Huntington National Bank, PNC Bank, National Association, TD Bank, N.A. and U.S. Bank National Association.

“Commitment” means (a), with respect to any Bank, such Bank’s Dollar Revolving Commitment, Multi-Currency Revolving Commitment or Term Commitment or any combination thereof (as the context requires) and (b) with respect to the Swingline Bank, its Swingline Commitment.

“Committed Borrowing” means a Committed Revolving Borrowing or a Term Borrowing (as the context requires).

“Committed Loan” means a Loan made by a Bank pursuant to Section 2.1.

“Committed Revolving Borrowing” means a Borrowing of Committed Revolving Loans.

“Committed Revolving Loan” means a Loan made pursuant to Section 2.1(a) or 2.1(b).

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with BSBY, SONIA or any proposed Successor Rate or Euro-Currency Successor Rate, as applicable, or any conforming changes to the definitions of Base Rate, BSBY, SONIA and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Euro-Currency Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of, without duplication, (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Allegion plc and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs accrued during such period in respect of Debt of Allegion plc and the Subsidiaries that are required to be capitalized rather than included in consolidated interest expense of Allegion plc for such period in accordance with GAAP, (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, and (iv) all cash dividends paid or payable during such period in respect of Disqualified Equity Interests of Allegion plc, provided that such dividends shall be multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the effective combined tax rate of Allegion plc (expressed as a decimal) for such period (as estimated by a Financial Officer of Allegion plc in good faith) minus (b) the sum of, without duplication, (i) interest income of Allegion plc and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated Debt” means, as of any date, the aggregate principal amount of Debt of the type specified in clauses (a), (b), (e) (but only to the extent supporting Debt of the types specified in clauses (a), (b) and (g) of the definition thereof), (f) (but only to the extent supporting Debt of the types specified in clauses (a), (b) and (g) of the definition thereof), (g), (h) (but only to the extent issued in support of Debt of others of the types specified in clauses (a), (b) and (g) of the definition thereof) and (j) of Allegion plc and the Subsidiaries outstanding as of such date determined on a consolidated basis. Notwithstanding the foregoing, obligations in respect of operating leases or receivables securitization facilities that are not required to be set forth on a balance sheet based on GAAP as in effect on the date hereof but, as a result of a change in GAAP after the date hereof or the implementation of a change in GAAP as in effect on the date hereof, are required to be set forth on a balance sheet (whether or not such operating leases or receivables securitization facilities were in existence on the date hereof) shall not constitute Consolidated Debt by reason of such change.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (i) interest expense of Allegion plc and the Subsidiaries for such period, (ii) consolidated income tax expense of Allegion plc and the Subsidiaries for such period, (iii) depreciation and amortization expense of Allegion plc and the Subsidiaries for such period, (iv) fees and expenses incurred by Allegion plc and the Subsidiaries during such period in connection with the Transactions, (v) fees and expenses incurred by Allegion plc and the Subsidiaries during such period in connection with any proposed or actual permitted merger, acquisition, investment, asset sale, other disposition or capital markets transaction, without regard to the consummation thereof, (vi) charges for impairment of inventory during such period and non-recurring charges incurred during such period in respect of restructurings, plant closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, in an aggregate amount for all such charges not to exceed 10.0% of Consolidated EBITDA for such period as determined prior to such add-back, (vii) any non-cash charges, losses or expenses of Allegion plc and the Subsidiaries for such period (but excluding any non-cash charge, loss or expense in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge, loss or expense that relates to the write-down or write-off of inventory, other than (x) any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any acquisition permitted by this Agreement and (y) any charge for impairment of inventory that is permitted by clause (vi) above), (viii) any losses during such period attributable to early extinguishment of Debt or obligations under any Hedging Agreement, (ix) any expense during such period relating to deferred compensation and other equity-based compensation plans, defined benefits pension or post-retirement benefit plans, (x) any losses during such period resulting from the sale or disposition of any asset of Allegion plc or any Subsidiary outside the ordinary course of business and (xi) the cumulative effect of a change in accounting principles; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges), (ii) any income during such period relating to deferred compensation and other equity-based compensation plans, defined benefits pension or post-retirement benefit plans, (iii) cash payments during such period relating to deferred compensation and other equity-based compensation plans and cash contributions to defined benefits pension or post-retirement benefit plans in an amount not to exceed the amount included in Consolidated EBITDA pursuant to clause (a)(x) above, (iv) all gains during such period resulting from the sale or disposition of any asset of Allegion plc or any Subsidiary outside the ordinary course of business, (v) any gains during such period attributable to early extinguishment of Debt or obligations under any Hedging Agreement, and (vi) the cumulative effect of a change in accounting principles. In the event any Subsidiary shall be a Subsidiary that is not wholly owned, directly or indirectly, by Allegion plc, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of Allegion plc, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the non-controlling interest in such Subsidiary.

“Consolidated Net Debt” means, as of any date, (a) Consolidated Debt minus (b) the amount of unrestricted cash and cash equivalents held on such date by Allegion plc and the Subsidiaries, not to exceed $300,000,000.

“Consolidated Net Income” means, for any period, the net income or loss of Allegion plc and the Subsidiaries for such period determined in accordance with GAAP as set forth on the consolidated financial statements of Allegion plc for such period; provided that there shall be excluded (a) the income of any Person (other than any Loan Party) that is not a Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to Allegion plc or, subject to clauses (b) and (c) of this proviso, any Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) of this proviso paid to, any Subsidiary to the extent that, on the date of determination, the declaration or payment of cash dividends or other cash distributions by such Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived and (c) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of Allegion plc in its consolidated financial statements if such statements were prepared in accordance with GAAP as of such date.

“Consolidated Total Assets” means, as of any date, the total assets of Allegion plc and its Consolidated Subsidiaries as of such date determined in accordance with GAAP.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Bank and each other Bank.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the NYFRB, as the administrator of the benchmark (or a successor administrator) on the NYFRB’s website (or any successor source).

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable and other accrued or cash management obligations, in each case arising in the ordinary course of business, and (ii) any earnout obligation until such obligation ceases to be contingent), (e) all Debt of others secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Debt of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Debt into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. Notwithstanding the foregoing, the term “Debt” shall not include post-closing purchase price adjustments or earnouts except to the extent that the amount payable pursuant to such purchase price adjustment or earnout ceases to be contingent. The amount of Debt of any Person for purposes of clause (e) above shall (unless such Debt has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Revolving Bank, as determined by the Administrative Agent (which determination shall be conclusive, absent manifest error), that (a) shall have failed to fund any Loan for two or more Domestic Business Days after the date that the Borrowing of which such Loan is to be a part of is funded by any other Banks (unless (i) such Bank and at least one other Bank shall have notified the Administrative Agent and Allegion plc in writing of its determination that a condition to its obligation to make a Loan as part of such Borrowing shall not have been satisfied and (ii) a Majority in Interest of the applicable Class shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (b) shall have failed to fund any portion of its participation in any LC Disbursement or Swingline Loan for two or more Domestic Business Days after the date on which such funding is to occur hereunder, (c) shall have notified the Administrative Agent (or shall have notified Allegion plc, the Swingline Bank or any Issuing Bank, which shall in turn have notified the Administrative Agent) in writing that it does not intend or is unable to comply with its funding obligations under this Agreement, or shall have made a public statement to the effect that it does not intend or is unable to comply with such funding obligations or its funding obligations generally under other credit or similar agreements to which it is a party (unless, in the case of such Bank’s funding obligations under this Agreement, (i) such Bank and at least one other Bank shall have notified the Administrative Agent and Allegion plc in writing of its determination that a condition to its obligation to make a Loan as part of such Borrowing shall not have been satisfied and (ii) a Majority in Interest of the applicable Class shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (d) shall have failed (but not for fewer than three Domestic Business Days) after a written request by the Administrative Agent to confirm that it will comply with its obligations to make Loans and fund participations in LC Disbursements and Swingline Loans hereunder; provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (d) upon receipt of such confirmation by the Administrative Agent, (e) shall have become the subject of a bankruptcy, liquidation or insolvency proceeding, or shall have had a receiver, conservator, trustee or custodian appointed for it, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or shall have a parent company that has become the subject of a bankruptcy, liquidation or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (f) shall have, or shall have a direct or indirect parent company that shall have, become the subject of a Bail-In Action; provided that a Bank shall not be deemed to be a “Defaulting Bank” solely as a result of the acquisition or maintenance of an ownership interest in such Bank or any Person controlling such Bank by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

“Disbursement Date” has the meaning set forth in Section 2.18(e).

“Disqualified Equity Interest” means any Equity Interest that (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof), other than (i) upon payment in full of the Obligations, reduction of the LC Exposure and Swingline Exposure to zero and termination of the Commitments or (ii) upon a “change in control” or asset sale or casualty or condemnation event, or (b) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Debt (other than any Debt described in clause (j) of the definition thereof) or (ii) any Equity Interests or other assets other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof); provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Applicable Percentage” means, with respect to any Dollar Revolving Bank, the percentage of the total Dollar Revolving Commitments represented by such Bank’s Dollar Revolving Commitment. If all Dollar Revolving Commitments have terminated or expired, the Dollar Applicable Percentage shall be determined based upon the Dollar Revolving Commitments most recently in effect, giving effect to any assignments.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent or any Issuing Bank, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Domestic Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Banks, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Banks, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the Issuing Banks pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollar Issuing Bank” means (a) each of Bank of America, N.A., BNP Paribas, Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, and (b) any other Dollar Revolving Bank selected by the Borrowers that agrees to act in such capacity, each in such Bank’s capacity as an issuer of Dollar Letters of Credit hereunder, and such Bank’s successors in such capacity. Each Dollar Issuing Bank may, in its discretion, arrange for one or more Dollar Letters of Credit to be issued by Affiliates of such Dollar Issuing Bank, in which case the term “Dollar Issuing Bank” shall include any such Affiliate with respect to Dollar Letters of Credit issued by such Affiliate.

“Dollar LC Disbursement” means a payment made by a Dollar Issuing Bank pursuant to a Dollar Letter of Credit.

“Dollar LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Dollar Letters of Credit at such time plus (b) the aggregate amount of all Dollar LC Disbursements that have not yet been reimbursed by or on behalf of any Borrower or any Additional Borrower at such time. The Dollar LC Exposure of any Dollar Revolving Bank at any time shall be its Dollar Applicable Percentage of the total Dollar LC Exposure at such time.

“Dollar Letter of Credit” means any letter of credit denominated in Dollars issued pursuant to this Agreement by a Dollar Issuing Bank under the Dollar Revolving Commitments.

“Dollar Revolving Bank” means a Bank with a Dollar Revolving Commitment or, if the Dollar Revolving Commitments have terminated or expired, a Bank with Dollar Revolving Exposure.

“Dollar Revolving Borrowing” means Dollar Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Euro-Currency Dollar Revolving Loans, as to which a single Interest Period is in effect.

“Dollar Revolving Commitment” means, as to any Dollar Revolving Bank, the obligation of such Dollar Revolving Bank to make Dollar Revolving Loans to the Borrowers hereunder and to acquire participations in Dollar Letters of Credit and Swingline Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Dollar Revolving Bank’s name under the column “Dollar Revolving Commitment” on Schedule I, and with respect to any Revolving Bank that becomes a party to this Agreement pursuant to Section 9.6(c), the amount of the Dollar Revolving Commitment thereby assumed by such Revolving Bank, in each case as such amount may from time to time be reduced pursuant to Sections 2.9, 2.10 and 9.6(c) or increased pursuant to Section 9.6(c). The initial aggregate amount of the Dollar Revolving Banks’ Dollar Revolving Commitments is $400,000,000.

“Dollar Revolving Exposure” means, at any time, the aggregate principal amount of Dollar Revolving Loans made by Dollar Revolving Banks then outstanding, together with the aggregate amount of Dollar LC Exposure and Swingline Exposure at such time. The Dollar Revolving Exposure of any Dollar Revolving Bank at any time shall mean the then-outstanding aggregate principal amount of its Dollar Revolving Loans made in its capacity as a Dollar Revolving Bank, together with the aggregate amount of its Dollar LC Exposure and Swingline Exposure at such time.

“Dollar Revolving Loan” means a Committed Revolving Loan made pursuant to Section 2.1(a).

“Dollars” and “$” mean dollars in lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) and/or one or more other offices, branches or Affiliates as such Bank may hereafter designate as its Domestic Lending Office by notice to Allegion plc and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.1.

“Electronic Copy” shall have the meaning specified in Section 9.9.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Bank, any Borrower, any Subsidiary or any other Affiliate of any Borrower.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Banks in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Banks of any currency as a Foreign Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Committed Loans to be denominated in a Foreign Currency) or the Issuing Banks (in the case of any Letter of Credit to be denominated in a Foreign Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Banks or (d) no longer a currency in which the Required Banks are willing to make such credit extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Banks and the Borrowers, and such country’s currency shall no longer be a Foreign Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Domestic Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants (including greenhouse gases), contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ESG” has the meaning set forth in Section 2.24.

“ESG Amendment” has the meaning set forth in Section 2.24.

“ESG Pricing Provisions” has the meaning set forth in Section 2.24.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Debt that is convertible into Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Group” means Allegion plc and all trades or businesses (whether or not incorporated) that, together, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro-Currency Business Day” means, (a) if such day relates to any interest rate settings as to a Euro-Currency Loan denominated in euro, any fundings, disbursements, settlements and payments in euro in respect of any such Euro-Currency Loan, or any other dealings in euro to be carried out pursuant to this Agreement in respect of any such Euro-Currency Loan, means a Domestic Business Day that is also a TARGET Day, and (b) if such day relates to any interest rate settings as to a Euro-Currency Loan denominated in English pounds sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom.

“Euro-Currency Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) and/or one or more other offices, branches or Affiliates of such Bank as it may hereafter designate as its Euro-Currency Lending Office by notice to Allegion plc and the Administrative Agent.

“Euro-Currency Loan” means a Committed Revolving Loan or Term Loan denominated, (i) in the case of Dollar Revolving Loans, in Dollars that are BSBY Rate Loans, (ii) in the case of Multi-Currency Revolving Loans, in Dollars that are BSBY Rate Loans, English pounds sterling, euros or such other currency as all Multi-Currency Revolving Banks making such Loan agree, and (iii) in the case of Term Loans, in Dollars that are BSBY Rate Loans, and in any case, to be made by a Bank as a Euro-Currency Loan in accordance with the applicable Notice of Committed Borrowing.

“Euro-Currency Scheduled Unavailability Date” has the meaning specified in Section 8.1(b)(ii).

“Euro-Currency Successor Rate” has the meaning specified in Section 8.1(b)(ii).

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Rate” means, as to any currency on a particular date, the rate at which such currency may be exchanged into Dollars or the relevant Foreign Currency in London on a spot basis, as set forth on the Reuters World Currency Page “FX=” applicable to such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Allegion plc or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent (or, with respect to any Multi-Currency Letter of Credit or Multi-Currency LC Disbursement, the applicable Multi-Currency Issuing Bank) in the market where its foreign currency exchange operations in respect of the relevant Foreign Currency are then being conducted, at or about 10:00 A.M., local time, at such date for the purchase of Dollars with such Foreign Currency (or such Foreign Currency with Dollars, as applicable), for delivery two Euro-Currency Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent (or, with respect to any Multi-Currency Letter of Credit or Multi-Currency LC Disbursement, the applicable Multi-Currency Issuing Bank), after consultation with Allegion plc, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower or any Additional Borrower hereunder or under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net or overall gross income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or tax resident or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or the jurisdiction in which any Borrower or any Additional Borrower is located or any similar tax imposed by any other jurisdiction in which such recipient is located, (c) in the case of a Bank, any U.S. Federal, Irish, Bermuda or Luxembourg withholding tax that is imposed on amounts payable to such Bank (i) pursuant to any law in effect (including FATCA) at the time such Bank becomes a party to this Agreement (or designates a new lending office), except to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower or any Additional Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (ii) that is attributable to such Bank or Administrative Agent’s failure to comply with Section 2.15(f) or Section 2.15(g) and (d) in respect of Loans to an Irish Borrower, (i) any Irish withholding tax if the relevant Bank is not an Irish Qualifying Bank, unless the reason that such Bank is not an Irish Qualifying Bank is a change after the date on which it became a Bank in respect of such Loan in (or in the interpretation, administration or application of) any law or any Irish Tax Treaty or any published practice or published concession of the Irish Revenue Commissioners or (ii) any Irish withholding tax that is imposed on payments of interest made to a Bank if at the time the payment falls due the relevant Bank is an Irish Treaty Bank and the Bank has failed to comply with its obligations under Section 2.15(h).

“Existing Credit Agreement” means that certain Credit Agreement dated as of September 12, 2017, among Allegion plc, Allegion US, the guarantors party thereto, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified from time to time prior to the date hereof.

“Existing Credit Agreement Refinancing” means, collectively, (a) the payment in full of all Loan Document Obligations (as defined in the Existing Credit Agreement) (other than obligations that are contingent in nature or unliquidated at such time, which under the terms of the Existing Credit Agreement or related loan documents expressly survive such payment and the termination of the commitments thereunder), (b) the termination of the commitments thereunder and (c) the release of all Guarantees thereunder and security therefor.

“Existing Letters of Credit” shall mean the letters of credit, if any, issued under the Existing Credit Agreement by a Person which is a Bank that are outstanding on the Effective Date and identified on Schedule II hereto.

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any law, regulation, rule, promulgation or official agreement implementing an official government agreement with respect to the foregoing.

“Fee Letters” means, collectively, each fee letter entered into between any Arranger, on the one hand, and Allegion plc, on the other hand, in connection with the transactions contemplated hereby.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller.

“Fixed Rate Loans” means Euro-Currency Loans (excluding Multi-Currency Daily Rate Loans) or any combination of the foregoing.

“Foreign Bank” means a Bank that is not a U.S. Person.

“Foreign Currency” means with respect (a) to Multi-Currency Revolving Loans, English pounds sterling, euros or any other foreign currency to which the Administrative Agent and all Multi-Currency Revolving Banks may agree and that is approved in accordance with Section 1.7, and (b) Multi-Currency Letters of Credit, English pounds sterling, euros or any other foreign currency that is approved in accordance with Section 1.7; provided that for each Foreign Currency, such requested currency is an Eligible Currency.

“Foreign Currency Equivalent” at any time as to any amount denominated in Dollars, the equivalent amount in the relevant Foreign Currency or Foreign Currencies as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency or Foreign Currencies with Dollars on the date of determination thereof.

“Foreign Currency Loans” means Loans denominated in a Foreign Currency.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Debt or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of Allegion plc)). The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) with respect to the Obligations of Allegion plc or any Additional Borrower, Allegion US, (b) with respect to the Obligations of Allegion US or any Additional Borrower, Allegion plc, and (c) with respect to the Obligations of any Borrower or any Additional Borrower, any Person that Guarantees any outstanding Public Debt of Allegion plc or Allegion US.

“Guarantor” means any one of them.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Hedging Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Interest Period” means: (1) with respect to each Multi-Currency Term Rate Borrowing, the period commencing on the date of such Borrowing and ending one, three or six months thereafter, as the applicable Borrower or the applicable Additional Borrower may elect in the applicable Notice of Borrowing; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day;

(b) any Interest Period that begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Currency Business Day of a calendar month; and

(c) any Interest Period that would otherwise end after the applicable Maturity Date shall end on the applicable Maturity Date;

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 90 days thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(b) any Interest Period that would otherwise end after the applicable Maturity Date shall end on the applicable Maturity Date; and

(3) with respect to each BSBY Rate Loan, the period commencing on the date such BSBY Rate Loan is disbursed or converted to or continued as a BSBY Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the applicable Borrower or the applicable Additional Borrower in its Notice of Borrowing; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day unless, in the case of a BSBY Rate Loan, such Domestic Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Domestic Business Day;

(b) any Interest Period pertaining to a BSBY Rate Loan that begins on the last Domestic Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Domestic Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Irish Borrower” means Allegion plc or any Additional Borrower which is a tax resident of Ireland.

“Irish Qualifying Jurisdiction” means (a) a member state of the European Union other than Ireland, (b) a jurisdiction with which Ireland has entered into an Irish Tax Treaty that has the force of law, or (c) a jurisdiction with which Ireland has entered into an Irish Tax Treaty where that treaty will (on completion of necessary procedures) have the force of law.

“Irish Qualifying Bank” means a Bank which is beneficially entitled to interest payable under the Loan and which is:

(a) a bank within the meaning of Section 246 TCA which is carrying on a bona fide banking business in Ireland (for the purposes of section 246(3)(a) TCA) and whose applicable lending office is located in Ireland;

(b) a body corporate:

(i) which, by virtue of the law of an Irish Qualifying Jurisdiction, is resident in the Irish Qualifying Jurisdiction for the purposes of tax and that Irish Qualifying Jurisdiction imposes a tax that generally applies to interest receivable in that Irish Qualifying Jurisdiction by bodies corporate from sources outside that Irish Qualifying Jurisdiction;

(ii) which is a corporation which is incorporated in the United States and is taxed in the United States on its worldwide income;

(iii) which is a limited liability company organized in the United States where (I) the ultimate recipients of the interest would themselves be Irish Qualifying Banks under sub-paragraphs (i), (ii) or (iv) of this paragraph (b), and (II) business is conducted through the limited liability company for market reasons and not for tax avoidance purposes; or

(iv) where the interest payable:

(1) is exempted from the charge to Irish income tax under an Irish Tax Treaty between Ireland and country in which the Bank is resident for tax purposes in force pursuant to Section 826(1) TCA on the date the interest is paid; or

(2) would be exempted from the charge to Irish income tax if an Irish Tax Treaty between Ireland and country in which the Bank is resident for tax purposes which has been signed but is not yet in force had the force of law pursuant to Section 826(1) TCA on the date the interest is paid, except where, in respect of each of sub-paragraphs (i) to (iv), interest payable to that body corporate in respect of an advance under a loan is paid in connection with a trade or business which is carried on in Ireland by that body corporate through a branch or agency;

(c) a qualifying company (within the meaning of section 110 TCA) whose applicable lending office is located in Ireland;

(d) an investment undertaking (within the meaning of section 739B TCA) whose applicable lending office is located in Ireland; or

(e) an Irish Treaty Bank.

“Irish Tax Confirmation” means a confirmation by a Bank that the person beneficially entitled to interest payable to such Bank in respect of a Loan made to an Irish Borrower is an Irish Qualifying Bank.

“Irish Tax Treaty” means a double taxation treaty entered into by Ireland which makes provision for full exemption from tax imposed by Ireland on interest or income from debt claims.

“Irish Treaty Bank” means a Bank which:

(a) is treated as a resident of an Irish Treaty State for the purposes of an Irish Tax Treaty;

(b) does not carry on a business in Ireland through a permanent establishment with which that Bank’s participation in the Loan is effectively connected; and

(c) meets all the conditions in the Irish Tax Treaty which must be fulfilled for residents of that Irish Treaty State to be paid interest without the deduction of Irish tax (subject to the provision of a completed Form 8-3-5 Interest in accordance with the procedure set out in Tax and Duty Manual Part 08-03-06 issued by the Irish Revenue Commissioners).

“Irish Treaty State” means a jurisdiction other than Ireland which has entered into an Irish Tax Treaty which makes provision for full exemption from tax imposed by Ireland on interest or income from debt claims.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, collectively, the Dollar Issuing Banks and the Multi-Currency Issuing Banks.

“Judgment Currency” has the meaning set forth in Section 9.12(b).

“KPIs” has the meaning set forth in Section 2.24.

“Latest Maturity Date” means, at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“LC Disbursements” means, collectively, the Dollar LC Disbursements and the Multi-Currency LC Disbursements.

“LC Exposure” means, the Dollar LC Exposure or the Multi-Currency LC Exposure, as the context may require.

“Letter of Credit Report” means a certificate substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Letters of Credit” means, collectively, the Dollar Letters of Credit and the Multi-Currency Letters of Credit (including, in each case, the Existing Letters of Credit in respect of such Class).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, each of Allegion plc and its Subsidiaries shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the loans made by the Banks to the Borrowers pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, any Notes and any Additional Borrower Agreements.

“Loan Party” means each Borrower, each Additional Borrower and each Guarantor.

“Majority in Interest”, when used in reference to Banks of any Class, means, at any time, (a) in the case of the Revolving Banks of any Class, Revolving Banks having at least a majority of the Revolving Exposures and Unused Revolving Commitments, in each case, of such Class, at such time, and (b) in the case of the Term Banks, the Required Term Banks.

“Material Adverse Effect” means a material adverse effect on the business, financial position or results of operations or property of Allegion plc and its Consolidated Subsidiaries, considered as a whole.

“Material Debt” means (i) any Public Debt and (ii) any Debt of any of the Borrowers or any of their respective Subsidiaries, arising in one or more related or unrelated transactions after the date hereof, in each case in an aggregate principal amount exceeding $100,000,000.

“Material Subsidiary” means (i) at any date, any Restricted Subsidiary that on such date is encompassed by the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC and (ii) any Subsidiary that is a Guarantor and (iii) any Additional Borrower.

“Maturity Date” means the Revolving Maturity Date or the Term Maturity Date, as the context requires.

“Maturity Date Extension Request” means a request by the Borrowers, in the form of Exhibit J hereto or such other form as shall be approved by the Administrative Agent, for the extension of a Maturity Date pursuant to Section 2.22.

“Moody’s” means Moody’s Investors Service, Inc.

“Multi-Currency Applicable Percentage” means, with respect to any Multi-Currency Revolving Bank, the percentage of the total Multi-Currency Revolving Commitments represented by such Bank’s Multi-Currency Revolving Commitment. If all Multi-Currency Revolving Commitments have terminated or expired, the Multi-Currency Applicable Percentage shall be determined based upon the Multi-Currency Revolving Commitments most recently in effect, giving effect to any assignments.

“Multi-Currency Daily Rate” means, for any day, with respect to any Multi-Currency Revolving Borrowing:

(a) denominated in English pounds sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and

(b) denominated in any other Foreign Currency (to the extent such Multi-Currency Revolving Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Foreign Currency at the time such Foreign Currency is approved by the Administrative Agent and all Multi-Currency Revolving Banks plus the adjustment (if any) determined by the Administrative Agent and all Multi-Currency Revolving Banks;

provided, that, if any Multi-Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Multi-Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Multi-Currency Daily Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Multi-Currency Daily Rate.” All Multi-Currency Daily Rate Loans must be denominated in a Foreign Currency.

“Multi-Currency Issuing Bank” means (a) each of Bank of America, N.A., BNP Paribas, Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, and (b) any other Multi-Currency Revolving Bank selected by the Borrowers that agrees to act in such capacity, each in such Bank’s capacity as an issuer of Multi-Currency Letters of Credit hereunder, and such Bank’s successors in such capacity. Each Multi-Currency Issuing Bank may, in its discretion, arrange for one or more Multi-Currency Letters of Credit to be issued by Affiliates of such Multi-Currency Issuing Bank, in which case the term “Multi-Currency Issuing Bank” shall include any such Affiliate with respect to Multi-Currency Letters of Credit issued by such Affiliate.

“Multi-Currency LC Disbursement” means a payment made by a Multi-Currency Issuing Bank pursuant to a Multi-Currency Letter of Credit.

“Multi-Currency LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Multi-Currency Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all Multi-Currency LC Disbursements that have not yet been reimbursed by or on behalf of any Borrower or any Additional Borrower at such time. The Multi-Currency LC Exposure of any Multi-Currency Revolving Bank at any time shall be its Multi-Currency Applicable Percentage of the total Multi-Currency LC Exposure at such time.

“Multi-Currency Letter of Credit” means any letter of credit denominated in Dollars or a Foreign Currency issued pursuant to this Agreement by a Multi-Currency Issuing Bank under the Multi-Currency Revolving Commitments.

“Multi-Currency Revolving Bank” means a Bank with a Multi-Currency Revolving Commitment or, if the Multi-Currency Revolving Commitments have terminated or expired, a Bank with Multi-Currency Revolving Exposure.

“Multi-Currency Revolving Borrowing” means Multi-Currency Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Multi-Currency Term Rate Loans, as to which a single Interest Period is in effect.

“Multi-Currency Revolving Commitment” means, as to any Multi-Currency Revolving Bank, the obligation of such Multi-Currency Revolving Bank to make Multi-Currency Revolving Loans to the Borrowers hereunder and to acquire participations in Multi-Currency Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Multi-Currency Revolving Bank’s name under the column “Multi-Currency Revolving Commitment” on Schedule I, and with respect to any Revolving Bank that becomes a party to this Agreement pursuant to Section 9.6(c), the amount of the Multi-Currency Revolving Commitment thereby assumed by such Revolving Bank, in each case as such amount may from time to time be reduced pursuant to Sections 2.9, 2.10 and 9.6(c) or increased pursuant to Section 9.6(c). The initial aggregate amount of the Multi-Currency Revolving Banks’ Multi-Currency Revolving Commitments is $100,000,000.

“Multi-Currency Revolving Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of Multi-Currency Revolving Loans made by Multi-Currency Revolving Banks then outstanding, together with the aggregate amount of Multi-Currency LC Exposure at such time. The Multi-Currency Revolving Exposure of any Multi-Currency Revolving Bank at any time shall mean the then-outstanding aggregate principal amount of its Multi-Currency Revolving Loans made in its capacity as a Multi-Currency Revolving Bank, together with the aggregate amount of its Multi-Currency LC Exposure at such time.

“Multi-Currency Revolving Loan” means a Committed Revolving Loan made pursuant to Section 2.1(b).

“Multi-Currency Term Rate” means, for any Interest Period, with respect to any Multi-Currency Revolving Borrowing:

(a) denominated in euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; and

(b) denominated in any other Foreign Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Foreign Currency at the time such Foreign Currency is approved by the Administrative Agent and all Multi-Currency Revolving Banks plus the adjustment (if any) determined by the Administrative Agent and all Multi-Currency Revolving Banks;

provided that if any Multi-Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Multi-Currency Term Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Multi-Currency Term Rate”. All Multi-Currency Term Rate Loans must be denominated in a Foreign Currency.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions.

“Non-Defaulting Bank” means, at any time, any Revolving Bank that is not a Defaulting Bank at such time.

“Notes” means promissory notes of any Borrower or any Additional Borrower, substantially in the form of Exhibit A-1, Exhibit A-2 or Exhibit A-3 hereto, as applicable, evidencing the obligation of such Borrower or such Additional Borrower to repay the Dollar Revolving Loans, Multi-Currency Revolving Loans or Term Loans, as applicable, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Swingline Borrowing.

“Notice of Committed Borrowing” means a notice of a Committed Borrowing, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Notice of Swingline Borrowing” means a notice of a Swingline Borrowing pursuant to Section 2.23, which shall be substantially in the form of Exhibit C or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Domestic Business Day by the NYFRB as the federal funds effective rate; provided that if the NYFRB Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, Additional Borrower or Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Letters of Credit and all other obligations and liabilities of any Borrower, Additional Borrower or Guarantor to the Administrative Agent or to any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Note or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Bank that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document; provided that, such term shall not include any of the foregoing taxes that result from the execution of an Assignment and Assumption Agreement or grant of a participation pursuant to Section 9.6(b), except to the extent that any such action is requested or required by any Loan Party.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the NYFRB Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Banks or the Swingline Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“Participant Register” has the meaning set forth in Section 9.6(b).

“Patriot Act” has the meaning set forth in Section 9.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of a Borrower or any subsidiary of a Borrower in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Debt), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of a Borrower or any subsidiary of a Borrower in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 6.1;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrowers or any Subsidiary;

(g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”;

(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Debt;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrowers and the Restricted Subsidiaries;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property or rights subject to any lease, license or sublicense or concession agreement in the ordinary course of business to the extent that they do not materially interfere with the business of any Borrower or any Restricted Subsidiary;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) Liens that are contractual rights of set-off;

(n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(o) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of any Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Loan Parties or (iii) relating to purchase orders and other agreements entered into with customers of any Loan Party in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Debt, other than Liens referred to in clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper and variable and fixed rate notes maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 by S&P or P-2 by Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and demand or time deposits, in each case maturing within 12 months from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any U.S. office of any commercial bank that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA- by S&P and Aaa3 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code or Section 302 of ERISA and is sponsored, maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

“Prime Rate” means that rate of interest from time to time announced by Bank of America, N.A. as its prime rate. The prime rate is a rate set by Bank of America based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Process Agent” has the meaning set forth in Section 9.8.

“Protesting Bank” has the meaning set forth in Section 2.16(b).

“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Section 5.11 or any other calculations hereunder or otherwise for purposes of determining the Total Leverage Ratio, Consolidated Cash Interest Expense or Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to all acquisitions, all issuances, incurrences or assumptions or repayments and prepayments of Debt in connection therewith (with any such Debt being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any Equity Interests in a Subsidiary or all or substantially all assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Debt) that have occurred during the four consecutive fiscal quarter period of Allegion plc most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including expected cost savings (without duplication of actual cost savings) to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the SEC, and as certified by a Financial Officer of Allegion plc. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any hedging agreement applicable to such Debt).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt” means any publicly traded notes, bonds, debentures or similar indebtedness set forth in (a) Allegion plc’s Form 10-K for the most recently ended fiscal year or (b) any filings by Allegion plc on Form 10-Q or Form 8-K made after the end of the most recently ended fiscal year.

“QA Step-Up Election” has the meaning set forth in Section 5.11.

“Qualified Acquisition” means any acquisition by any Borrower or any of its Subsidiaries involving the payment of consideration by such Borrower or such Subsidiaries in an amount equal to or greater than $300,000,000.

“Qualified Equity Interests” means Equity Interests of Allegion plc other than Disqualified Equity Interests.

“Quotation Day” means, with respect to any Euro-Currency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days. Notwithstanding the foregoing, for any Euro-Currency Borrowing denominated in euros, the Quotation Day for such Eurocurrency Borrowing shall be the day that is two Euro-Currency Business Days prior to the commencement of the applicable Interest Period for such Euro-Currency Borrowing.

“Refinancing Debt” means, in respect of any Debt (the “Original Debt”), any Debt that extends, renews or refinances such Original Debt (or any Refinancing Debt in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Debt shall not exceed the principal amount (or accreted value, if applicable) of such Original Debt except by an amount no greater than accrued and unpaid interest with respect to such Original Debt and any fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Debt shall not be earlier than that of such Original Debt and such Refinancing Debt shall not be required to mature or to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Debt) prior to the date 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Debt shall be permitted so long as the weighted average life to maturity of such Refinancing Debt shall be no shorter than the weighted average life to maturity of such Original Debt remaining as of the date of such extension, renewal or refinancing (or, if shorter, 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing); (c) such Refinancing Debt shall not constitute an obligation (including pursuant to a Guarantee) of any Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Debt) an obligor in respect of such Original Debt, and shall not constitute an obligation of any Borrower if such Borrower shall not have been an obligor in respect of such Original Debt; (d) if such Original Debt shall have been subordinated to the Obligations, such Refinancing Debt shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Banks; and (e) in the case of any Refinancing Debt of any Loan Party, such Refinancing Debt shall not be secured by any Lien on any asset other than the assets that secured such Original Debt (or would have been required to secure such Original Debt pursuant to the terms thereof).

“Refunding Borrowing” means a Committed Revolving Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Committed Revolving Loans made by any Revolving Bank.

“Register” has the meaning set forth in Section 9.6(g).

“Regulation T” means Regulation T of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Regulation X” means Regulation X of the Board, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, managers, partners, trustees, administrators, agents, representatives, controlling persons and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the NYFRB, or any successor thereto.

“Relevant Rate” means with respect to any Borrowing denominated in (a) English pounds sterling, SONIA, and (b) euros, EURIBOR, as applicable.

“Removal Effective Date” has the meaning set forth in Section 7.8(b).

“Resignation Effective Date” has the meaning set forth in Section 7.8(a).

“Required Banks” means, at any time, Banks having at least a majority of the aggregate amount of the Dollar Revolving Exposure, Multi-Currency Revolving Exposure, Term Loans and unused Commitments (other than Swingline Commitments) at such time.

“Required Revolving Banks” means, at any time, Revolving Banks having at least a majority of the aggregate amount of the Dollar Revolving Exposure, Multi-Currency Revolving Exposure and unused Revolving Commitments at such time.

“Required Term Banks” means, at any time, Term Banks holding outstanding Term Commitments and Term Loans representing a majority of all Term Commitments and Term Loans outstanding at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” means the amount of any payment that the Administrative Agent makes for the account of the Banks or any Issuing Bank under this Agreement as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (a) the Borrowers have not in fact made such payment; (b) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (c) the Administrative Agent has for any reason otherwise erroneously made such payment.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 3.1, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Reset Date” has the meaning set forth in Section 1.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Subsidiary” means (a) any Subsidiary, excluding any Subsidiary the greater part of the operating assets of which are located or the principal business of which is carried on outside of the United States of America, and (b) Allegion US and any other Guarantor, to the extent not falling within clause (a) of this definition.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Banks” means, collectively, the Dollar Revolving Banks and the Multi-Currency Revolving Banks.

“Revolving Borrowings” means Committed Revolving Borrowings.

“Revolving Commitment” means, collectively, the Dollar Revolving Commitments and the Multi-Currency Revolving Commitments. The initial aggregate amount of the Revolving Banks’ Revolving Commitments is $500,000,000.

“Revolving Exposure” means Dollar Revolving Exposure or Multi-Currency Revolving Exposure, as the context may require.

“Revolving Loan” means a Committed Revolving Loan or a Swingline Loan, as the case may be.

“Revolving Maturity Date” means the fifth anniversary of the Effective Date, or, if such day is not a Euro-Currency Business Day, the next preceding Euro-Currency Business Day, as the same may be extended pursuant to Section 2.22.

“S&P” means S&P Global Ratings.

“Scheduled Unavailability Date” has the meaning set forth in Section 8.1(a).

“SEC” means the United States Securities and Exchange Commission.

“SOFR Adjustment” with respect to Daily Simple SOFR means, (x) if the selected payment period is of one month’s duration, 0.11448% (11.448 basis points) and (y) if the selected payment period is of three months’ duration, 0.26161% (26.161 basis points); and with respect to Term SOFR means 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-month’s duration and 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Euro-Currency Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Euro-Currency Business Day, SONIA means such rate that applied on the first Euro-Currency Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Allegion plc.

“Successor Borrower” has the meaning set forth in Section 5.7.

“Successor Rate” has the meaning specified in Section 8.1(a)(ii).

“Sustainability Coordinator” means, each of BofA Securities, Inc. and BNP Paribas Securities Corp., each in its capacity to coordinate sustainability related matters.

“Swingline Bank” means Bank of America, N.A., in its capacity as a lender of Swingline Loans hereunder.

“Swingline Commitment” means the commitment of the Swingline Bank to make Swingline Loans. The initial aggregate amount of the Swingline Bank’s Swingline Commitment is $50,000,000, which amount is part of, and not in addition to, the aggregate amount of the Revolving Commitment.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Dollar Revolving Bank at any time shall be such Bank’s Dollar Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Loan” means a Loan made by the Swingline Bank pursuant to Section 2.23. Swingline Loans may be denominated in Dollars.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Bank” means any Bank with an outstanding Term Commitment or an outstanding Term Loan.

“TCA” means the Taxes Consolidation Act 1997 (as amended) of Ireland.

“Term Borrowing” means a Borrowing of Term Loans.

“Term Commitment” means, as to any Bank, the obligation of such Bank to make Term Loans to the Borrowers hereunder not to exceed the amount set forth opposite such Bank’s name under the column “Term Commitment” on Schedule I, and with respect to any Bank that becomes a party to this Agreement pursuant to Section 9.6(c), the amount of the Term Commitment thereby assumed by such Bank, in each case as such amount may from time to time be reduced pursuant to Sections 2.9, 2.10 and 9.6(c) or increased pursuant to Section 9.6(c). The initial aggregate amount of the Term Banks’ Term Commitments is $250,000,000.

“Term Loan” means a Loan made pursuant to Section 2.1(c).

“Term Maturity Date” means the fifth anniversary of the Effective Date or, if such day is not a Euro-Currency Business Day, the next preceding Euro-Currency Business Day, as the same may be extended pursuant to Section 2.22.

“Term SOFR” means, for the applicable corresponding Interest Period of BSBY (or if any Interest Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, and if such interest period of SOFR corresponds equally to two Interest Periods of BSBY, the corresponding interest period of the shorter duration shall be applied) the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Net Debt to (b) Consolidated EBITDA for the most recent four consecutive fiscal quarters of Allegion plc ended on such date for which annual or quarterly financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b) hereof.

“Transactions” means (a) each of the execution, delivery and performance by each Borrower of each Loan Document to which it is a party, the borrowing of Loans under this Agreement and the use of proceeds thereof and the issuance of Letters of Credit hereunder, (b) the consummation of the Existing Credit Agreement Refinancing and (c) the payment of related fees and expenses.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate, the BSBY Rate, the Multi-Currency Daily Rate Loan or the Multi-Currency Term Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Borrower” means any Borrower or Additional Borrower that is a U.S. Person.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f)(ii)(C).

“Withholding Agent” means any U.S. Borrower or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by Allegion plc’s independent public accountants) with the most recent audited consolidated financial statements of Allegion plc and its Consolidated Subsidiaries delivered to the Banks; provided that if Allegion plc notifies the Administrative Agent that it wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies Allegion plc that the Required Banks wish to amend Article V for such purpose), then the compliance by the Borrowers with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Additional Borrowers, to the extent applicable, and the Required Banks. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-10-25 (formerly Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities), or any successor thereto, to value any Debt of the Borrowers or any Subsidiary at “fair value”, as defined therein.

SECTION 1.3. Classification of Loans and Borrowings. Borrowings are classified for purposes of this Agreement either by reference to the Type of Loans comprising such Borrowing (e.g., a “Euro-Currency Borrowing” is a Borrowing comprised of Euro-Currency Loans) or by reference to the provisions of Article II under which participation therein is determined (e.g., a “Committed Revolving Borrowing” is a Borrowing under Section 2.1(a) or 2.1(b) in which all Banks participate in proportion to their Dollar Revolving Commitments or Multi-Currency Revolving Commitments, as applicable). Loans may be similarly classified by reference to the Type of such Loan, or the provisions of Article II under which such Loan is made.

SECTION 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees binding on the applicable Persons, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.5. Pro Forma Basis. With respect to any period during which any acquisition permitted by this Agreement or any sale, transfer or other disposition of any Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business occurs, for purposes of determining compliance with the covenants contained in Section 5.11 or otherwise for purposes of determining the Total Leverage Ratio, Consolidated Cash Interest Expense and Consolidated EBITDA, calculations with respect to such period shall be made on a Pro Forma Basis.

SECTION 1.6. Exchange Rates; Reset Dates. (a) At approximately 10:00 A.M. (New York City time) or as close to such time as is reasonably practicable, on each Calculation Date, the Administrative Agent (or, with respect to any Multi-Currency Letter of Credit or Multi-Currency LC Disbursement, the applicable Multi-Currency Issuing Bank) shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Foreign Currency in which any outstanding Loan, any outstanding Letter of Credit or any unreimbursed LC Disbursement is denominated and (ii) give notice thereof to the Banks of the applicable Class and Allegion plc. The Exchange Rates so determined shall become effective on the first Euro-Currency Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than converting into Dollars under Sections 2.18(d), 2.18(e), 2.18(h), 2.18(i) and 2.18(j) the obligations of the Borrowers and the Additional Borrowers and the Revolving Banks in respect of LC Disbursements that have not been reimbursed when due) be the Exchange Rates employed in converting any amounts between the applicable currencies.

(b) At approximately 10:00 A.M. (New York City time) or as close to such time as is reasonably practicable, on each Reset Date, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of (A) the principal amounts of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans made or repaid on such date) and (B) the LC Exposure and Swingline Exposure on such date (after giving effect to any Letters of Credit denominated in a Foreign Currency issued, renewed or terminated or requested to be issued, renewed or terminated, and Swingline Loans made or repaid or requested to be made or repaid, on such date) and (ii) notify Allegion plc of the results of such determination.

SECTION 1.7. Additional Foreign Currencies.

(a) The Company may from time to time request that Euro-Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Foreign Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Multi-Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Bank; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Banks.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Domestic Business Days prior to the date of the desired Borrowing or issuance, extension or the increase in the amount of any Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Banks, in its or their sole discretion). In the case of any such request pertaining to Euro-Currency Loans, the Administrative Agent shall promptly notify each Bank thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Banks thereof. Each Bank (in the case of any such request pertaining to Euro-Currency Loans) or the Issuing Banks (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Domestic Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Euro-Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Bank or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Bank or Issuing Bank, as the case may be, to permit Euro-Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Banks consent to making Euro-Currency Loans in such requested currency and the Administrative Agent and such Banks reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrowers and (i) the Administrative Agent and such Banks may amend the definition of Multi-Currency Daily Rate or Multi-Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Multi-Currency Daily Rate or Multi-Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a Foreign Currency for purposes of any Borrowings of Euro-Currency Loans. If the Administrative Agent and the Issuing Banks consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and (iii) the Administrative Agent and the Issuing Banks may amend the definition of Multi-Currency Daily Rate or Multi-Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (iv) to the extent the definition of Multi-Currency Daily Rate or Multi-Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a Foreign Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.7, the Administrative Agent shall promptly so notify the Borrowers. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Foreign Currencies specifically listed in the definition of “Foreign Currency” shall be deemed an Foreign Currency with respect to such Existing Letter of Credit only.

SECTION 1.8. Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the euro as its lawful currency after the date hereof shall be redenominated into euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the euro by any member state of the European Union and any relevant market conventions or practices relating to the euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.9. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate or any Euro-Currency Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate or any Euro-Currency Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate or any Euro-Currency Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

SECTION 1.10. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Any reference herein and in the Loan Documents to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division or plan of division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE II

THE CREDITS

SECTION 2.1. Commitments to Lend. (a) During the Revolving Availability Period, each Dollar Revolving Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Committed Revolving Loans in Dollars to any Borrower or any Additional Borrower pursuant to this Section 2.1(a) from time to time in amounts such that the Dollar Revolving Exposure of such Bank at any one time outstanding shall not exceed the amount of its Dollar Revolving Commitment. Each Committed Revolving Borrowing under this Section 2.1(a) shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b)) and shall be made from the several Dollar Revolving Banks ratably in proportion to their respective Available Dollar Revolving Commitments. Within the foregoing limits, any Borrower may borrow under this Section 2.1(a), repay, or to the extent permitted by Section 2.11, prepay Dollar Revolving Loans and reborrow at any time during the Revolving Availability Period under this Section 2.1(a).

(b) During the Revolving Availability Period, each Multi-Currency Revolving Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Committed Revolving Loans in Dollars, English pounds sterling, euros or other Foreign Currencies (“Multi-Currency Revolving Loans”) to any Borrower or any Additional Borrower pursuant to this Section 2.1(b) from time to time in amounts such that (i) the Dollar Equivalent of the aggregate principal amount of Multi-Currency Revolving Loans by such Revolving Bank at any one time outstanding shall not exceed the amount of its Multi-Currency Revolving Commitment and (ii) the Multi-Currency Revolving Exposure of such Bank at any one time outstanding shall not exceed the amount of its Multi-Currency Revolving Commitment. All Multi-Currency Revolving Loans denominated in Foreign Currencies shall be Euro-Currency Loans. Each Borrowing under this Section 2.1(b) shall be in an aggregate principal amount of (or, in the case of a Foreign Currency Loan, the Foreign Currency Equivalent of) $10,000,000 or any larger multiple of (or, in the case of a Foreign Currency Loan, the Foreign Currency Equivalent of) $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b)) and shall be made from the several Multi-Currency Revolving Banks ratably in proportion to their respective Available Multi-Currency Revolving Commitments. Within the foregoing limits, any Borrower or any Additional Borrower may borrow under this Section 2.1(b), repay, or to the extent permitted by Section 2.11, prepay Multi-Currency Revolving Loans and reborrow at any time during the Revolving Availability Period under this Section 2.1(b).

(c) On the Effective Date, each Term Bank severally agrees, on the terms and conditions set forth in this Agreement, to make an initial Term Loan in Dollars to Allegion plc in a principal amount not exceeding such Bank’s initial Term Commitment. Term Loans shall be made by the Term Banks ratably in proportion to their respective Term Commitments. Any amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

(d) Each Loan made pursuant to this Section 2.1 shall be made as part of a Borrowing consisting of Loans of the same Class and Type.

SECTION 2.2. Notice of Borrowings. Other than in connection with a Swingline Borrowing (which shall be governed by Section 2.23), any Borrower or any Additional Borrower, as applicable, shall give the Administrative Agent an irrevocable Notice of Committed Borrowing (x) not later than 11:00 A.M. (New York City time) (i) two Domestic Business Days prior to the requested date of any BSBY Rate Borrowing and (ii) on the date of each Base Rate Borrowing and (y) not later than 11:00 A.M. (New York City time) on the third Euro-Currency Business Day before each Euro-Currency Borrowing denominated in a Foreign Currency, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a BSBY Rate Borrowing or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing denominated in a Foreign Currency,

(b) the Class of such Borrowing,

(c) the aggregate amount of such Borrowing and, in the case of a Multi-Currency Revolving Borrowing, whether such Borrowing is to be denominated in Dollars, English pounds sterling, euros or another Foreign Currency,

(d) in the case of Loans to be made in Dollars, whether the Loans comprising such Borrowing are to be Base Rate Loans or BSBY Rate Loans, and

(e) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

If no election as to the Type of Loans comprising the Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested BSBY Rate Borrowing or Euro-Currency Borrowing, then the applicable Borrower or Additional Borrower shall be deemed to have selected an Interest Period of one month’s duration. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of ten Euro-Currency Borrowings in the aggregate at any time outstanding.

SECTION 2.3. [Reserved].

SECTION 2.4. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each relevant Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the requesting Borrower or Additional Borrower, as the case may be; provided that Swingline Loans shall be made as provided in Section 2.23. Each Bank at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan (subject to the provision by such branch or Affiliate, prior to such branch or Affiliate receiving any payments pursuant to the Loan Documents, of any documentation required pursuant to Section 2.15); provided that any exercise of such option shall not affect the obligation of the applicable Borrower or the applicable Additional Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) Not later than 12:30 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection 2.4(c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City to the Administrative Agent at its address specified in or pursuant to Section 9.1 (or, in the case of any Borrowing denominated in a Foreign Currency, at such other address as the Administrative Agent may specify from time to time by written notice to Allegion plc and the Banks). Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from such Banks available in like funds to the applicable Borrower or the applicable Additional Borrower, as the case may be, at the Administrative Agent’s aforesaid address. If any Bank makes a new Loan with respect to any Class hereunder on a day on which the applicable Borrower or the applicable Additional Borrower, as the case may be, is to repay all or any part of an outstanding Loan of such Class from such Bank, such Bank shall apply the proceeds of its new Loan of such Class to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in this subsection 2.4(b), or remitted by the applicable Borrower or the applicable Additional Borrower, as the case may be, to the Administrative Agent as provided in Section 2.12, as the case may be.

(c) Unless the Administrative Agent shall have received notice from a Bank of the applicable Class prior to the date (or, if a Base Rate Borrowing, the time) of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection 2.4(b) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower or the applicable Additional Borrower, as the case may be, on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and such Borrower or such Additional Borrower, as the case may be, severally (as between the Banks and any Borrower or applicable Additional Borrower) and jointly and severally (as between the Borrowers or applicable Additional Borrower) agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at a rate per annum equal to (i) in the case of a payment to be made by such Bank, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans, or in the case of Foreign Currencies, in accordance with such market practice, in each case, as applicable. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.5. Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers and any Additional Borrower to such Bank resulting from the Loans of such Bank from time to time, including the Class thereof and the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to subsection 9.6(g), and a subaccount therein for each Bank, in which shall be recorded (i) the amount of each Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers and any Additional Borrower to each Bank hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and any Additional Borrower and each Bank’s share thereof.

(c) The entries made in the Register and the accounts of each Bank maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers and any Additional Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers or any Additional Borrower to repay (with applicable interest) any Loans made to the Borrowers or such Additional Borrower by such Bank in accordance with the terms of this Agreement.

(d) Each Borrower and each Additional Borrower agrees that, upon the request to the Administrative Agent by any Bank, such Borrower or such Additional Borrower will execute and deliver to such Bank a single Note of such Borrower or such Additional Borrower, as the case may be, evidencing the Loans of each Class of such Bank.

SECTION 2.6. Repayment of Loans.

(a) Each Borrower hereby, jointly and severally, unconditionally promises to (i) pay to the Administrative Agent for the account of each Revolving Bank the then unpaid principal amount (together with accrued interest) of each Revolving Loan of the Borrowers on the Revolving Maturity Date, (ii) pay to the Swingline Bank the then unpaid principal amount of each Swingline Loan of the Swingline Bank on the earlier of the Revolving Maturity Date and the first day after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Domestic Business Days after such Swingline Loan is made (provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested) and (iii) repay Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (as such amounts may be adjusted pursuant to paragraph 2.6(b) of this Section):

Date	Amount
March 31, 2022	$3,125,000
June 30, 2022	$3,125,000
September 30, 2022	$3,125,000
December 31, 2022	$3,125,000
March 31, 2023	$3,125,000
June 30, 2023	$3,125,000
September 30, 2023	$3,125,000
December 31, 2023	$3,125,000
March 31, 2024	$3,125,000
June 30, 2024	$3,125,000
September 30, 2024	$3,125,000
December 31, 2024	$3,125,000
March 31, 2025	$3,125,000
June 30, 2025	$6,250,000
September 30, 2025	$6,250,000
December 31, 2025	$6,250,000
March 31, 2026	$6,250,000
June 30, 2026	$6,250,000
September 30, 2026	$6,250,000
November 18, 2026	Balance of any remaining outstanding principal amount

(b) Any prepayment of a Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings pursuant to this Section as directed by the Borrowers (or, in the absence of a direction by the Borrowers, in direct order of maturity thereof). If the initial aggregate amount of the Banks’ Term Commitments exceeds the aggregate principal amount of Term Loans that are made on the Effective Date, then the scheduled repayments of Term Borrowings to be made pursuant to paragraph (a) of this Section shall be reduced ratably, based on the amount of such scheduled repayments, by an aggregate amount equal to such excess.

(c) Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. All repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.7. Interest Rates. (a) Each Base Rate Loan (including each Swingline Loan) shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus the Applicable Margin. Such interest shall be payable quarterly in arrears on the last Domestic Business Day of each calendar quarter ending on March 31, June 30, September 30 and December 31 of each year and, in the case of a Revolving Loan that is a Base Rate Loan (including a Swingline Loan), upon the date of termination of the Revolving Commitments in their entirety. Each BSBY Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BSBY Rate for such Interest Period plus the Applicable Margin. Such interest shall be payable on the last day of each Interest Period applicable to such BSBY Rate Loan and the Maturity Date; provided, however, that if any Interest Period for such BSBY Rate Loan exceeds three months, interest shall be payable on the respective dates that fall every three months after the beginning of such Interest Period. Any overdue principal of or interest on any Base Rate Loan or BSBY Rate Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans or BSBY Rate Loans, as applicable, for such day.

(b) (x) Each Multi-Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Multi-Currency Daily Rate plus the Applicable Margin and (y) each Multi-Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Multi-Currency Term Rate for such Interest Period plus the Applicable Margin. Such interest shall be payable (i) as to any Multi-Currency Daily Rate Loans, the last Euro-Currency Business Day of each month and the Maturity Date and (ii) as to any Multi-Currency Term Rate Loan, for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan.

(c) [Reserved].

(d) [Reserved].

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrowers and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.8. Fees. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of the Revolving Banks a commitment fee, which shall accrue at the Applicable Margin on the daily unused amount of the Revolving Commitments of each Revolving Bank during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the date of this Agreement, and upon the date of termination of the Revolving Commitments in their entirety. All commitment fees shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Bank shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure in respect of such Class of such Bank (and any Swingline Exposure of such Bank shall be disregarded for such purpose and no portion of the Dollar Revolving Commitments shall be deemed utilized as a result of outstanding Swingline Loans).

(b) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Bank a participation fee, payable in Dollars, with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin for Euro-Currency Loans on the average daily amount of the Dollar Equivalent of such Bank’s total LC Exposure during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Revolving Commitment terminates and the date on which such Revolving Bank ceases to have any LC Exposure. The Borrowers also jointly and severally agree to pay to each Issuing Bank a fronting fee, which shall accrue at a rate of 0.125% per annum or at such rate as shall be mutually agreed upon by the Borrowers and such Issuing Bank on the daily aggregate face amount of outstanding Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Domestic Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.9. Optional Termination or Reduction of Commitments. The Borrowers may, upon at least one Business Day’s notice to the Administrative Agent (which shall give prompt notice thereof to each applicable Bank), (i) terminate the Commitments of any Class at any time; provided that Revolving Commitments of any Class or Swingline Commitments shall not be terminated if Revolving Loans of such Class or Swingline Loans (as applicable) are outstanding at such time, or (ii) ratably reduce from time to time by a minimum aggregate amount of $5,000,000 (or the Foreign Currency Equivalent thereof, in the case of Multi-Currency Revolving Loans denominated in a Foreign Currency) or any multiple of $1,000,000 (or the Foreign Currency Equivalent thereof, in the case of Multi-Currency Revolving Loans denominated in a Foreign Currency) in excess thereof, the aggregate amount of the Commitments of any Class; provided that (i) in the case of the reduction of Revolving Commitments of any Class or Swingline Commitments, any outstanding principal amount of Revolving Loans of such Class or Swingline Loans (as applicable) that would exceed the aggregate amount of the Revolving Commitments of any Class or Swingline Commitments (as applicable) after any such reduction must be prepaid at the time of such reduction, together with any related amounts payable under Section 2.13 in connection therewith and (ii) a notice of termination or reduction of the Revolving Commitments of any Class or Swingline Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice will be deemed revoked by the Borrowers on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Banks in accordance with their respective Commitments in such Class.

SECTION 2.10. Mandatory Termination of Commitments; Mandatory Prepayments. (a) The Revolving Commitments and Swingline Commitments shall terminate on the Revolving Maturity Date, and any Revolving Loans or Swingline Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date. Unless previously terminated, the initial Term Commitments shall automatically terminate upon the initial funding of the Term Loans on the Effective Date.

(b) If, on any day, the Multi-Currency Revolving Exposure exceeds 105% of the aggregate Multi-Currency Revolving Commitments on such date, the Borrowers shall, within five Euro-Currency Business Days, prepay sufficient outstanding Multi-Currency Revolving Loans made by Multi-Currency Revolving Banks in an aggregate principal amount (together with interest accrued to the date of such prepayment on the principal so prepaid and any amounts payable under Section 2.13 in connection therewith) such that, after giving effect thereto, the Multi-Currency Revolving Exposure does not exceed the aggregate Multi-Currency Revolving Commitments on such date. If, on the last day of any Interest Period for any Multi-Currency Revolving Borrowing, the Multi-Currency Revolving Exposure exceeds the aggregate Multi-Currency Revolving Commitments on such date, the Borrowers and any Additional Borrowers shall, within five Euro-Currency Business Days, prepay sufficient outstanding Multi-Currency Revolving Loans made by Multi-Currency Revolving Banks in an aggregate principal amount (together with interest accrued to the date of such prepayment on the principal so prepaid and any amounts payable under Section 2.13 in connection therewith) such that, after giving effect thereto, the Multi-Currency Revolving Exposure does not exceed the aggregate Multi-Currency Revolving Commitments on such date; provided that the aggregate principal amount of the prepayment required pursuant to this sentence on any such occasion shall not exceed the aggregate principal amount of such Revolving Borrowings. Each such mandatory prepayment shall be applied to prepay ratably the Multi-Currency Revolving Loans made by Multi-Currency Revolving Banks included in each Borrowing so prepaid.

(c) If, on any day, the Dollar Revolving Exposure exceeds the aggregate Dollar Revolving Commitments on such date, the Borrowers and any Additional Borrowers shall, within five Euro-Currency Business Days, prepay sufficient outstanding Dollar Revolving Loans made by Dollar Revolving Banks and Swingline Loans in an aggregate principal amount (together with interest accrued to the date of such prepayment on the principal so prepaid and any amounts payable under Section 2.13 in connection therewith) such that, after giving effect thereto, the Dollar Revolving Exposure does not exceed the aggregate Dollar Revolving Commitments on such date. Each such mandatory prepayment shall be applied to prepay ratably the Dollar Revolving Loans made by Dollar Revolving Banks and Swingline Loans included in each Borrowing so prepaid.

SECTION 2.11. Optional Prepayments. (a) Any Borrower or any Additional Borrower may (i) (x) upon at least one Business Day’s notice to the Administrative Agent (and in the case of prepayment of a Swingline Loan, the Swingline Bank), prepay any Base Rate Borrowing and (y) upon at least two Business Days’ notice to the Administrative Agent (and in the case of prepayment of a Swingline Loan, the Swingline Bank), prepay any BSBY Rate

Borrowing and (ii) upon at least three Euro-Currency Business Days’ notice to the Administrative Agent, subject to Section 2.13, prepay any Euro-Currency Borrowing, in whole at any time, or from time to time in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and any amounts payable under Section 2.13 in connection therewith; provided that any such partial prepayment of any Borrowing of any Class shall be in the amount of $5,000,000 (or the Foreign Currency Equivalent thereof, in the case of Foreign Currency Loans) or any multiple of $1,000,000 (or the Foreign Currency Equivalent thereof, in the case of Foreign Currency Loans) in excess thereof. Any such optional prepayment of Revolving Loans of any Class shall be applied to prepay ratably the Revolving Loans of the several Revolving Banks included in such Borrowing. Any such optional prepayment of Term Loans shall be applied in accordance with Section 2.6. If a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments of any Class or Swingline Commitments as contemplated by Section 2.9, then such notice of prepayment shall be deemed revoked if such notice of termination is or is deemed revoked in accordance with Section 2.9. A notice of prepayment of Term Borrowings of any Class pursuant to this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice shall be deemed revoked by the Borrowers if such condition is not satisfied.

(b) [Reserved].

(c) Upon receipt of a notice of prepayment pursuant to this Section (other than a notice relating solely to Swingline Loans), the Administrative Agent shall promptly notify each Bank of such Class of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the applicable Borrower or the applicable Additional Borrower, as the case may be.

SECTION 2.12. General Provisions as to Payments. (a) The Borrowers and each Additional Borrower, as applicable, shall make each payment required to be made by it hereunder (whether of principal, interest on the Loans, fees or amounts payable under Sections 2.13, 2.15, 8.3 or 9.3, or otherwise) without set-off, counterclaim or deduction of any kind (in each case, unless required by law or by this Agreement), not later than 12:00 noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.1, except that payments required to be made directly to any Issuing Bank or Swingline Bank shall be so made and payments pursuant to Sections 2.13, 2.15, 2.23, 8.3 or 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute to each Bank of the applicable Class its ratable share (if any) of each such payment received by the Administrative Agent for the account of the Banks of such Class. Whenever any payment of principal of, or interest on, the Base Rate Loans or BSBY Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the relevant Borrower or the relevant Additional Borrower prior to the date on which any payment is due to the Banks of any Class hereunder that such Borrower or such Additional Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower or such Additional Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower or such Additional Borrower shall not have so made such payment, each Bank of such Class shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.13. Funding Losses. If any Borrower or any Additional Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Section 2.11, Article VI or VIII or otherwise, but not pursuant to Section 8.2) of any Class on any day other than the last day of the Interest Period applicable thereto, if any Borrower or any Additional Borrower fails to borrow, continue or convert any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.4(a) or 2.19 or if any Borrower or any Additional Borrower fails to prepay any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.11(c), such Borrower or such Additional Borrower shall jointly and severally reimburse each Bank of such Class within 30 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay; provided that such Bank shall have delivered to such Borrower or such Additional Borrower a certificate setting forth the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.14. Computation of Interest and Fees. Interest based on the Base Rate (including Base Rate Loans determined by reference to the BSBY Rate) and interest and fees based on amounts denominated in Foreign Currencies hereunder shall be computed on the basis of a year of 365 or 366 days, as the case may be, and paid for the actual number of days elapsed (including the first day but excluding the last day), or, in the case of interest in respect of Loans denominated in Foreign Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Except as set forth in Section 2.8, all other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of each Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if a Loan Party shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section), the Administrative Agent or the applicable Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent shall timely reimburse it for the payment of any Other Taxes.

(c) Each Loan Party shall indemnify the Administrative Agent and each Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Bank or by the Administrative Agent, on its own behalf or on behalf of any Bank, shall be conclusive absent manifest error.

(d) Each Bank shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) the full amount of any Taxes attributable to such Bank (but, in the case of Indemnified Taxes, only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes, and without limiting the obligation of each Loan Party to do so) and (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.6(b) relating to the maintenance of a Participant Register, in each case, that are paid or payable by the Administrative Agent in connection with any Loan Documents and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph 2.15(d).

(e) As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to any Borrower, any Additional Borrower and the Administrative Agent, at the time or times reasonably requested by any Borrower, any Additional Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by any Borrower, any Additional Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by any Borrower, any Additional Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by any Borrower, any Additional Borrower or the Administrative Agent as will enable any Borrower, any Additional Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(f)(i), 2.15(f)(ii) and 2.15(f)(iv) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank. Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(i) any Bank that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding Tax;

(ii) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(D) to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct or indirect partner;

(iii) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Bank under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Withholding Agent at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment; provided, that solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), the Administrative Agent will deliver to the Borrower either (i) an executed copy of IRS Form W-9, or (ii) (x) with respect to any amount received on its own account, an executed copy of an applicable IRS Form W-8, and (y) with respect to any amount received for or on account of any Bank, an executed copy of IRS Form W-8IMY certifying on Part 1, Part II and Part VI thereof that it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal income tax purposes with respect to payments received by it from the Borrower in its capacity as Administrative Agent, as applicable. The Administrative Agent shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide the certification described in the prior sentence.

(h) Notwithstanding anything to the contrary above, a Bank which makes a Loan to an Irish Borrower and which is an Irish Qualifying Bank, within paragraph (b), (c) or (d) of that definition, shall deliver to the Irish Borrower an Irish Tax Confirmation. An Irish Qualifying Bank which becomes a party hereunder on the Effective Date shall deliver an Irish Tax Confirmation to Allegion plc by entering into this Agreement. If, following an assignment, or transfer or a participation of a Bank’s rights or obligations hereunder, an Irish Qualifying Bank, within paragraph (b), (c) or (d) of that definition, becomes a party hereunder or becomes a Participant after the day on which this Agreement is entered into, such Bank or Participant shall deliver to an Irish Borrower an Irish Tax Confirmation on or prior to becoming a party hereunder. An Irish Qualifying Bank, within paragraph (b), (c) or (d) of that definition, shall promptly notify the Administrative Agent and an Irish Borrower if there is any change in the position from that set out in any Irish Tax Confirmation. An Irish Treaty Bank shall provide an Irish Borrower a Form 8-3-5 Interest in accordance with the procedure set out in Tax and Duty Manual Part 08-03-06 issued by the Irish Revenue Commissioners certifying that it is entitled to receive interest from an Irish Borrower without a deduction for or on account of Irish income tax in accordance with the Irish Tax Treaty entered into between Ireland and that Irish Treaty Bank’s country of residence. Any Bank to which interest may be paid free of withholding tax due to such Bank falling within paragraph (b), (c) or (d) of the definition of Irish Qualifying Bank shall provide to an Irish Borrower such information as is necessary to enable the Irish Borrower to comply with its reporting obligations under Sections 891A, 891E, 891F and 891G of the TCA and any regulations made pursuant to those sections.

(i) If any party determines, in its sole, reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all Obligations.

(k) Defined Terms. For purposes of this Section 2.15, the term “Bank” includes any Issuing Bank.

SECTION 2.16. Additional Borrowers.

(a) On or after the Effective Date, Allegion plc may designate any wholly-owned Subsidiary of Allegion plc as an Additional Borrower by delivery to the Administrative Agent, at least ten Domestic Business Days prior to such designation, of (i) an Additional Borrower Agreement executed by such Subsidiary, the Guarantors and the Borrowers, substantially in the form of Exhibit H hereto (each, an “Additional Borrower Agreement”) and (ii) a favorable written opinion (addressed to the Administrative Agent and the Banks) of counsel of such Subsidiary or Subsidiaries (which opinion shall be reasonably satisfactory to the Administrative Agent). Upon delivery of the above-mentioned documents, such Subsidiary shall for all purposes of this Agreement be an Additional Borrower and a party to this Agreement. Promptly following receipt of any Additional Borrower Agreement, the Administrative Agent shall send a copy thereof to each Bank.

(b) As soon as practicable after receiving notice from Allegion plc or the Administrative Agent of Allegion plc’s intent to designate a Subsidiary as an Additional Borrower, and in any event at least five Domestic Business Days prior to the delivery of an executed Additional Borrower Agreement to the Administrative Agent pursuant to Section 2.16(a), for an Additional Borrower that is organized under the laws of a jurisdiction other than (i) the United States of America, or a political subdivision thereof, (ii) Ireland, (iii) Bermuda, or (iv) the Grand Duchy of Luxembourg, any Bank that may not legally or pursuant to its bona fide internal lending policies lend to, establish credit for the account of and/or do any business whatsoever with such Additional Borrower directly or through an Affiliate of such Bank, as provided in Section 2.4(a) (a “Protesting Bank”), shall so notify Allegion plc and the Administrative Agent in writing. With respect to each Protesting Bank, Allegion plc shall, effective on or before the date that such Additional Borrower shall have the right to borrow hereunder, either (i) notify the Administrative Agent and such Protesting Bank that the Commitments of such Protesting Bank shall be terminated; provided that such Protesting Bank shall have received payment of an amount equal to the outstanding principal of its Loans and/or unreimbursed Letters of Credit obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, (ii) substitute such Protesting Bank in accordance with the provisions of Section 8.5 hereof or (iii) cancel the request to designate such Subsidiary as an “Additional Borrower” hereunder.

SECTION 2.17. Additional Borrower Costs.

(a) If the cost to any Bank of making or maintaining any Loan to an Additional Borrower is increased, or the amount of any sum received or receivable by any Bank (or its Applicable Lending Office) is reduced, by an amount deemed by such Bank to be material, by reason of the fact that such Additional Borrower is organized under the laws of, or principally conducts its business in, a jurisdiction or jurisdictions outside the United States of America, the Borrowers and such Additional Borrower shall indemnify such Bank for such increased cost or reduction within 30 days after demand by such Bank (with a copy to the Administrative Agent). A certificate of such Bank claiming compensation under this subsection (a) and setting forth the additional amount or amounts to be paid to it hereunder, together with calculations in reasonable detail supporting such amounts, shall be conclusive in the absence of clearly demonstrable error. Except for increased costs or reductions in amounts receivable required by applicable law or regulation in existence at the time that an Additional Borrower joins this Agreement and notified to Allegion plc at least two Domestic Business Days prior to the effectiveness of the designation of the applicable Additional Borrower, no such compensation may be claimed (i) in respect of any Committed Loan for any period prior to the date 60 days before the date of notice by such Bank to Allegion plc of its intention to make claims therefor (except that, if the applicable event giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) to the extent such Bank was aware of such cost or reduction at the time the related Loan was made.

(b) Each Bank will promptly notify Allegion plc and the Administrative Agent of any event of which it has knowledge that will entitle such Bank to additional interest or payments pursuant to the foregoing subsection (a) and will designate a different Applicable Lending Office, if, in the judgment of such Bank, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Bank.

SECTION 2.18. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower or any Additional Borrower may request the issuance of (x) Dollar Letters of Credit for its own account (or for the account of any Subsidiary so long as any Borrower or any Additional Borrower is a joint and several co-applicant in respect of such Letter of Credit), denominated in Dollars, in a form reasonably acceptable to the Administrative Agent and the applicable Dollar Issuing Bank, at any time and from time to time during the Revolving Availability Period, and (y) Multi-Currency Letters of Credit for its own account (or for the account of any Subsidiary so long as any Borrower or any Additional Borrower is a joint and several co-applicant in respect of such Letter of Credit), denominated in Dollars or in a Foreign Currency and in a form reasonably acceptable to the Administrative Agent and the applicable Multi-Currency Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower or any Additional Borrower to, or entered into by any Borrower or any Additional Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof; provided that all Existing Letters of Credit that were issued under the multi-currency revolving tranche of the Existing Credit Agreement shall be deemed to constitute Multi-Currency Letters of Credit hereunder, and all Existing Letters of Credit that were issued under the dollar revolving tranche of the Existing Credit Agreement shall be deemed to constitute

Dollar Letters of Credit hereunder. Notwithstanding anything contained in any form of letter of credit application or other agreement submitted by any Borrower or any Additional Borrower to, or entered into by any Borrower or any Additional Borrower with, any Issuing Bank relating to any Letter of Credit, the Dollar Equivalent of the aggregate face amount of outstanding Letters of Credit issued by any Issuing Bank shall not exceed $25,000,000 at any time without its consent.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), any Borrower or any Additional Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Domestic Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the Class of such Letter of Credit, the amount of such Letter of Credit, the currency in which such Letter of Credit shall be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, such Borrower or such Additional Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, such Borrower or such Additional Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the sum of the Dollar LC Exposure at such time and the Multi-Currency LC Exposure at such time shall not exceed $100,000,000, provided that the Multi-Currency LC Exposure at such time shall not exceed $20,000,000, (ii) the aggregate face amount of outstanding Letters of Credit issued by any Issuing Bank shall not exceed the respective amounts set forth in the final sentence of Section 2.18(a), (iii) in respect of a Dollar Letter of Credit, the aggregate Dollar Revolving Exposure shall not exceed the aggregate Dollar Revolving Commitments, (iv) in respect of a Multi-Currency Letter of Credit, the aggregate Multi-Currency Revolving Exposure shall not exceed the aggregate Multi-Currency Revolving Commitments, and (v) no Bank’s Revolving Exposure with respect to any Class shall exceed its Revolving Commitment with respect to such Class. No Issuing Bank shall issue, amend, renew or extend a Letter of Credit with respect to any Class if such Issuing Bank shall have been notified by the Administrative Agent or a Majority in Interest of the applicable Class of Revolving Banks that a Default or Event of Default has occurred and is continuing. The Issuing Banks shall provide to the Administrative Agent and, in turn, the Administrative Agent shall provide to the Revolving Banks of each Class a monthly update, in accordance with customary practices, of total LC Exposures with respect to such Class, it being understood that the obligations of the Revolving Banks shall not be subject to the receipt of such update. No Issuing Bank shall be under any obligation to issue or amend any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing or amending such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is 18 months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 18 months after such renewal or extension) and (ii) the date that is five Domestic Business Days prior to the Revolving Maturity Date; provided, however, that any Letter of Credit may, upon the request of the applicable Borrower or Additional Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 18 months or less (but not beyond the date that is five Domestic Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed. For the avoidance of doubt, if the Revolving Maturity Date in respect of any Class of Revolving Commitments shall be extended pursuant to Section 2.22, “Revolving Maturity Date” as referenced in this paragraph shall refer, with respect to the Class of Letters of Credit associated with such Class of Revolving Commitments, to the Revolving Maturity Date in respect of any Class of Revolving Commitments as extended pursuant to Section 2.22; provided that, notwithstanding anything in this Agreement (including Section 2.22 hereof) or any other Loan Document to the contrary, the Revolving Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.

(d) Participations.

(i) By the issuance of a Dollar Letter of Credit (or an amendment to a Dollar Letter of Credit increasing the amount thereof) (and, on the Effective Date, in the case of the Existing Letters of Credit) and without any further action on the part of the applicable Dollar Issuing Bank or the Dollar Revolving Banks, the Dollar Issuing Bank that is the issuer of such Dollar Letter of Credit hereby grants to each Dollar Revolving Bank, and each Dollar Revolving Bank hereby acquires from such Dollar Issuing Bank, a participation in such Dollar Letter of Credit equal to such Dollar Revolving Bank’s Dollar Applicable Percentage of the aggregate amount available to be drawn under such Dollar Letter of Credit. In consideration and in furtherance of the foregoing, each Dollar Revolving Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Dollar Issuing Bank, such Dollar Revolving Bank’s Dollar Applicable Percentage of each Dollar LC Disbursement made by such Dollar Issuing Bank and not reimbursed by any Borrower or any Additional Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower or any Additional Borrower for any reason. Each Dollar Revolving Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Dollar Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Dollar Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Dollar Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii) By the issuance of a Multi-Currency Letter of Credit (or an amendment to a Multi-Currency Letter of Credit increasing the amount thereof) (and, on the Effective Date, in the case of the Existing Letters of Credit) and without any further action on the part of the applicable Multi-Currency Issuing Bank or the Multi-Currency Revolving Banks, the Multi-Currency Issuing Bank that is the issuer of such Multi-Currency Letter of Credit hereby grants to each Multi-Currency Revolving Bank, and each Multi-Currency Revolving Bank hereby acquires from such Multi-Currency Issuing Bank, a participation in such Multi-Currency Letter of Credit equal to such Multi-Currency Revolving Bank’s Multi-Currency Applicable Percentage of the aggregate amount available to be drawn under such Multi-Currency Letter of Credit. In consideration and in furtherance of the foregoing, each Multi-Currency Revolving Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Multi-Currency Issuing Bank, such Multi-Currency Revolving Bank’s Multi-Currency Applicable Percentage of each Multi-Currency LC Disbursement made by such Multi-Currency Issuing Bank and not reimbursed by any Borrower or any Additional Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower or any Additional Borrower for any reason. Each Multi-Currency Revolving Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Multi-Currency Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Multi-Currency Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Multi-Currency Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

Each Revolving Bank further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers deemed made pursuant to Section 3.2 unless, at least one Domestic Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Domestic Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Banks of the applicable Class shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 3.2 would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank of any Class shall have received any such notice, no Issuing Bank of such Class shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers and any Additional Borrowers shall jointly and severally reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars or (subject to the immediately succeeding sentence) the applicable Foreign Currency, not later than 12:00 noon (New York City time) on the Domestic Business Day immediately following the Domestic Business Day that such LC Disbursement is made (the “ Disbursement Date ”), if such Borrower or such Additional Borrower shall have received notice of such LC Disbursement prior to 3:00 P.M. (New York City time) on the Disbursement Date, or, if such notice has not been received by such Borrower or such Additional Borrower prior to such time on such date, then not later than 12:00 noon (New York City time) on (i) the Domestic Business Day immediately following the Domestic Business Day that such Borrower or such Additional Borrower, as applicable, receives such notice, if such notice is received prior to 3:00 P.M. (New York City time) on the day of receipt, or (ii) within two Domestic Business Days immediately following the day that such Borrower or such Additional Borrower receives such notice, if such notice is not received prior to 3:00 P.M. (New York City time) on the day of receipt; provided that, if such LC Disbursement is not less than $10,000,000 (or the equivalent amount in a Foreign Currency), such Borrower or such Additional Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2 or 2.23 that such payment be financed with a Base Rate Revolving Loan, Euro-Currency Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s or such Additional Borrower’s obligations to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Loan, Euro-Currency Revolving Loan or Swingline Loan. If any Borrower or any Additional Borrower fails to make such payment when due, (i) if such payment relates to a Letter of Credit denominated in a Foreign Currency, automatically and with no further action required, such Borrower’s or such Additional Borrower’s obligations to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) the Administrative Agent shall notify each Dollar Revolving Bank or Multi-Currency Revolving Bank, as applicable, of the applicable LC Disbursement, the Dollar Equivalent thereof (if such LC Disbursement relates to a Multi-Currency Letter of Credit denominated in a Foreign Currency) and the payment then due from any Borrower or any Additional Borrower in respect thereof and such Bank’s Dollar Applicable Percentage or Multi-Currency Applicable Percentage, as applicable, thereof. Promptly following receipt of such notice, each applicable Revolving Bank shall pay to the Administrative Agent in Dollars its Dollar Applicable Percentage (in the case of a Dollar LC Disbursement) or Multi-Currency Applicable Percentage (in the case of a Multi-Currency LC Disbursement), in each case, of the payment then due from any Borrower or any Additional Borrower (determined as provided in clause (i) of the immediately preceding sentence, if such payment relates to a Letter of Credit denominated in a Foreign Currency), in the same manner as provided in Section 2.4 with respect to Loans made by such Bank (and Section 2.4 shall apply, mutatis mutandis, to the payment obligations of the Revolving Banks), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars the amounts so received by it from the Revolving Banks. Promptly following receipt by the Administrative Agent of any payment from any Borrower or any Additional Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Banks have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Banks and such Issuing Bank as their interests may appear. Any payment made by a Revolving Bank pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of a Base Rate Loan, Euro-Currency Loan or Swingline Loan as contemplated above) shall not constitute a Revolving Loan and shall not relieve any Borrower or any Additional Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ or Additional Borrower’s, as applicable, obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s or any Additional Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Banks, the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to any Borrower or any Additional Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by any Borrower and any Additional Borrower to the extent permitted by applicable law) suffered by any Borrower or any Additional Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined in a final, non-appealable judgment by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower or the applicable Additional Borrower, as the case may be, by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower or such Additional Borrower of its obligation to reimburse such Issuing Bank and the Revolving Banks with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless any Borrower or any Additional Borrower, as applicable, shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower or such Additional Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans pursuant to Section 2.7; provided that, if such Borrower or such Additional Borrower, as applicable, fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then the rate applicable to overdue Base Rate Loans pursuant to the last sentence of Section 2.7(a) shall apply; provided further that, in the case of any LC Disbursement made under a Letter of Credit denominated in a Foreign Currency, the amount of interest due with respect thereto shall (i) in the case of any LC Disbursement that is reimbursed on or before the due date therefor, (A) be payable in the applicable Foreign Currency and (B) bear interest at the rate per annum then applicable to Euro-Currency Loans pursuant to Section 2.7 and (ii) in the case of any LC Disbursement that is reimbursed after the due date therefor, (A) be payable in Dollars, (B) accrue on the Dollar Equivalent, calculated using the Exchange Rates on the date such LC Disbursement was made, of such LC Disbursement and (C) bear interest at the rate per annum then applicable to Base Rate Loans, subject to the last sentence of Section 2.7(a). Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Bank pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Bank to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrowers and Additional Borrowers reimburse the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Domestic Business Day that any Borrower or any Additional Borrower receives notice from the Administrative Agent or the Required Banks (or, if the maturity of the Revolving Loans has been accelerated, the Required Revolving Banks) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower or such Additional Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Banks, an amount in Dollars and in cash equal to the Dollar Equivalent of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the (i) portions of such amount attributable to undrawn Letters of Credit denominated in Foreign Currencies or LC Disbursements in a Foreign Currency that such Borrower or such Additional Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower or such Additional Borrower described in Section 6.1(f) or 6.1(g). For the purposes of this paragraph, the Dollar Equivalent of LC Exposure shall be calculated using the Exchange Rates on the date that notice demanding cash collateralization is delivered to the applicable Borrower or Additional Borrower. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of such Borrower or such Additional Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Permitted Investments at such Borrower’s or such Additional Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrower or such Additional Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Banks), be applied to satisfy other obligations of such Borrower or such Additional Borrower under this Agreement. If any Borrower or any Additional Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower or such Additional Borrower within three Domestic Business Days after all Events of Default have been cured or waived.

(j) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 6.1, all amounts (i) that any Borrower or any Additional Borrower is at the time, or thereafter becomes, required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in a Foreign Currency (other than amounts in respect of which such Borrower or such Additional Borrower has deposited cash collateral pursuant to Section 2.18(i), if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Revolving Banks are at the time, or thereafter become, required to pay to the Administrative Agent and the Administrative Agent is at the time, or thereafter becomes, required to distribute to the applicable Issuing Bank pursuant to Section 2.18(e) in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in a Foreign Currency and (iii) of each Revolving Bank’s participation in any Letter of Credit denominated in a Foreign Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Revolving Bank in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.18, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i) reasonably prior to the time that such Issuing Bank issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii) on each Domestic Business Day or Euro-Currency Business Day, as the case may be, on which such Issuing Bank makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii) on any Domestic Business Day or Euro-Currency Business Day, as the case may be, on which a Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment;

(iv) on any other Domestic Business Day or Euro-Currency Business Day, as the case may be, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; and

(v) for so long as any Letter of Credit issued by an Issuing Bank is outstanding, such Issuing Bank shall deliver to the Administrative Agent (A) on the last Domestic Business Day or Euro-Currency Business Day, as applicable, of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) any Letter of Credit is issued, amended, renewed, extended or increased or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank.

SECTION 2.19. Interest Elections. (a) The Type of the Loans comprising each Borrowing initially shall be as specified in the applicable Notice of Borrowing or designated by Section 2.2 or 2.23 and, in the case of a Euro-Currency Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing or designated by Section 2.2. Thereafter, the applicable Borrower or applicable Additional Borrower may elect to convert such Borrowing so that it is comprised of Loans of a different Type or to continue such Borrowing and, in the case of a Euro-Currency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.19; provided that such Borrower or such Additional Borrower may not elect to convert any Borrowing denominated in a Foreign Currency to a Base Rate Borrowing and may not change the currency of any Borrowing. The applicable Borrower or applicable Additional Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Loans of the applicable Class comprising such Borrowing, and the Loans of the applicable Class comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.19, the applicable Borrower or applicable Additional Borrower shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.2 if such Borrower or such Additional Borrower were requesting a Committed Borrowing comprised of Loans of the Type resulting from such election to be made on the effective date of such election. Each such telephonic interest election request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written interest election request signed by the applicable Borrower or applicable Additional Borrower.

(c) Each telephonic and written interest election request shall specify the following information:

(i) the Borrowing to which such interest election request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such interest election request, which shall be a Domestic Business Day, in the case of a Base Rate Borrowing or a BSBY Rate Borrowing, or a Euro-Currency Business Day, in the case of a Euro-Currency Borrowing;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing, BSBY Rate Borrowing or a Euro-Currency Borrowing; and

(iv) if the resulting Borrowing is a Euro-Currency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such interest election request requests a Euro-Currency Borrowing but does not specify an Interest Period, then the applicable Borrower or applicable Additional Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an interest election request, the Administrative Agent shall advise each Bank of the applicable Class of the details thereof and of such Bank’s portion of each resulting Borrowing.

(e) If any Borrower or any Additional Borrower fails to deliver a timely interest election request with respect to a Euro-Currency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Euro-Currency Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority in Interest of the applicable Class, so notify the applicable Borrower or applicable Additional Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing (or Borrowing of the applicable Class, as applicable) may be converted to or continued as a Euro-Currency Borrowing and (ii) unless repaid, each Euro-Currency Borrowing (or Euro-Currency Borrowing of the applicable Class, as applicable) shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.20. Defaulting Banks. (a) Notwithstanding any provision of this Agreement to the contrary, if one or more Revolving Banks become Defaulting Banks, then the following provisions shall apply for so long as any such Bank is a Defaulting Bank:

(i) no commitment fee shall accrue on the unused amount of any Revolving Commitment of any Defaulting Bank pursuant to Section 2.8(a);

(ii) the Revolving Commitments and Revolving Exposures of each Defaulting Bank shall be disregarded in determining whether the Required Revolving Banks, Required Banks or any other requisite Banks shall have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.5); provided that any waiver, amendment, or other modification that, disregarding the effect of this clause (ii), requires the consent of each Bank directly affected thereby pursuant to clause (1)(a), (1)(b), (1)(c) or (1)(d) of Section 9.5 shall continue to require the consent of each Defaulting Bank directly affected thereby in accordance with the terms hereof; provided, further, that any waiver, amendment or other modification of this Section 2.20(a)(ii) or clause (1)(a), (1)(b), (1)(c) or (1)(d) of Section 9.5 at any time that a Bank is a Defaulting Bank shall require the consent of such Defaulting Bank if such Defaulting Bank would be directly adversely affected thereby;

(iii) (1) in the case of a Defaulting Bank that is a Dollar Revolving Bank, if any Dollar LC Exposure or Swingline Exposure exists at the time such Dollar Revolving Bank becomes a Defaulting Bank or (2) in the case of a Defaulting Bank that is a Multi-Currency Revolving Bank, if any Multi-Currency LC Exposure exists at the time such Multi-Currency Bank becomes a Defaulting Bank (each Swingline Loan to which such Swingline Exposure is attributable being referred to as a “Reallocated Swingline Loan” and each Letter of Credit to which such LC Exposure is attributable being referred to as a “Reallocated Letter of Credit”), then:

(A) subject to clause (B) below, the participation of each Non-Defaulting Bank of such Class in each Reallocated Swingline Loan (if applicable) or Reallocated Letter of Credit of such Class shall be adjusted to be determined under Section 2.18(d) or 2.23 on the basis of such Revolving Bank’s Adjusted Dollar Applicable Percentage or Adjusted Multi-Currency Applicable Percentage, as the case may be (and all references in Section 2.18 or 2.23 to “Dollar Applicable Percentage” or “Multi-Currency Applicable Percentage” shall be deemed to be references to “Adjusted Dollar Applicable Percentage” or “Adjusted Multi-Currency Applicable Percentage”, as the case may be);

(B) notwithstanding the foregoing:

(1) if any Revolving Bank that becomes a Defaulting Bank shall be the Swingline Bank or an Issuing Bank or an Affiliate thereof, no adjustment shall be made pursuant to clause (A) above with respect to participations in any Swingline Loan made by the Swingline Bank or any Letter of Credit issued by such Issuing Bank, as the case may be;

(2) if all the Defaulting Banks’ Applicable Percentage of the LC Exposure of any Class attributable to the Reallocated Letters of Credit of such Class (the “Defaulting Bank LC Exposure”) and, in the case of Dollar Revolving Banks, the Swingline Exposure attributable to the Reallocated Swingline Loans (the “Defaulting Bank Swingline Exposure”) collectively exceed the unused portion of the Revolving Commitments of the Non-Defaulting Banks of such Class as of the time the adjustments are to be made pursuant to clause (A) above (any such unused portion being referred to as the “Maximum Incremental Participation Amount”), then the incremental amount of participations in Letters of Credit of such Class and, in the case of Dollar Revolving Banks, Swingline Loans acquired by the Non-Defaulting Banks under clause (A) above (the “Incremental Participations”) shall not exceed at any time the Maximum Incremental Participation Amount with respect to such Class;

(3) adjustments under Section 2.20(a)(iii)(A) and (B) above shall only be made to the extent that, after giving effect to such adjustments, the Revolving Exposure of any Non-Defaulting Bank with respect to any Class shall not exceed its Revolving Commitment with respect to such Class; and

(4) no adjustment shall be made under Section 2.20(a)(iii)(A) or (B) above if, at the time such adjustment is made, an Event of Default has occurred and is continuing;

(C) if the Defaulting Bank LC Exposure with respect to any Class and Defaulting Bank Swingline Exposure (in the case of Dollar Revolving Banks) collectively exceed the Maximum Incremental Participation Amount with respect to such Class, then the applicable Borrower or applicable Additional Borrower shall, within five Domestic Business Days after receipt of written notice to that effect from the Administrative Agent, cash collateralize the Reallocated Letters of Credit of such Class and, in the case of Dollar Revolving Banks, prepay the Reallocated Swingline Loans (in a manner and under documentation reasonably satisfactory to the Administrative Agent) in an aggregate amount equal to the excess, if any, of the Defaulting Bank LC Exposure of such Class and, in the case of Dollar Revolving Banks, Defaulting Bank Swingline Exposure over the Maximum Incremental Participation Amount of such Class or, if agreed to by the applicable Issuing Bank and/or Swingline Bank, enter into other arrangements with respect to the Reallocated Letters of Credit of such Class or Reallocated Swingline Loans on terms mutually agreed between such Issuing Bank or the Swingline Bank, on the one hand, and the applicable Borrower or applicable Additional Borrower, on the other hand;

(D) if any Reallocated Letter of Credit shall have been cash collateralized by the applicable Borrower or applicable Additional Borrower pursuant to clause (C) above, then (x) the applicable Borrower or applicable Additional Borrower shall not be required to pay any letter of credit participation fees pursuant to Section 2.8(b) with respect to the portion of such Reallocated Letter of Credit that is so cash collateralized and (y) to the extent any letter of credit participation fees are not required to be paid by reason of clause (x) above, the reduction in the amount of such fees shall be allocated to the Defaulting Banks;

(E) if an adjustment shall have been made pursuant to clause (A) above to the participations of the Non-Defaulting Banks in Reallocated Letters of Credit of any Class, then the letter of credit participation fees that would otherwise have been payable to the Revolving Banks that are Defaulting Banks pursuant to Section 2.8(b) with respect to the portion of such Reallocated Letters of Credit of such Class equal to the Incremental Participations therein shall instead accrue for the accounts of, and be payable to, the Revolving Banks of such Class that are Non-Defaulting Banks in accordance with their Adjusted Dollar Applicable Percentages or Adjusted Multi-Currency Applicable Percentages, as the case may be;

(F) if the Defaulting Bank LC Exposure with respect to any Class at any time shall exceed the sum of the Incremental Participations in respect of Letters of Credit of such Class at such time and the portion of the Reallocated Letters of Credit of such Class cash collateralized at such time pursuant to clause (C) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Non-Defaulting Bank hereunder, all letter of credit participation fees payable to the Revolving Banks of such Class that are Defaulting Banks under Section 2.8(b) with respect to the portion of the Defaulting Bank LC Exposure of such Class equal to such excess shall instead accrue for the account of, and be payable to, the applicable Issuing Bank that shall have issued the Reallocated Letters of Credit of such Class; and

(G) the Revolving Exposure of each Non-Defaulting Bank with respect to any Class shall be determined after giving effect to the Incremental Participations acquired by such Revolving Bank with respect to such Class under the foregoing clauses of this clause (iii);

(1) in the event any (x) Letter of Credit shall be issued or amended to increase the amount thereof or (y) in the case of Dollar Revolving Banks, Swingline Loan shall be made, (A) the participations of the Non-Defaulting Banks of such Class therein shall be determined in the manner set forth in clause (iii)(A) above, as if such Letter of Credit of such Class or Swingline Loan shall have been a Reallocated Letter of Credit of such Class or a Reallocated Swingline Loan, as the case may be, and (B) letter of credit participation fees that would otherwise have been payable to the Revolving Banks of such Class that are Defaulting Banks pursuant to Section 2.8(b) in respect of any such Letter of Credit shall be subject to Section 2.20(a)(iii)(E) above; provided, however, that, notwithstanding anything to the contrary set forth herein, no Issuing Bank of such Class or Swingline Bank shall be required to issue, extend, renew or increase the amount of any Letter of Credit of such Class or make any Swingline Loan, as applicable, unless it is satisfied that the Defaulting Banks’ Dollar Applicable Percentage or Multi-Currency Applicable Percentage, as applicable, of the LC Exposure with respect to such Class or Swingline Exposure, as applicable, attributable to such Letter of Credit or Swingline Loan, as applicable, will be entirely covered by participations therein of the Non-Defaulting Banks and/or cash collateral or other arrangements satisfactory to such Issuing Bank or Swingline Bank provided by the applicable Borrower or applicable Additional Borrower (in a manner and under documentation satisfactory to such Issuing Bank or Swingline Bank, as applicable); and

(2) any amount payable to or for the account of any Defaulting Bank in its capacity as a Bank hereunder (whether on account of principal, interest, fees or otherwise, and including any amounts payable to such Defaulting Bank pursuant to Sections 2.10 and 2.11, but excluding any amounts payable to such Defaulting Bank pursuant to Sections 2.13, 2.15, 2.17, 8.3 and 9.3) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, (A) be applied, at such time or times as may be determined by the Administrative Agent, (1) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (2) second to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to each Issuing Bank and Swingline Bank in respect of such Defaulting Bank’s participations in Letters of Credit and Swingline Loans (and to the extent any such amounts shall have been paid by Non-Defaulting Banks as a result of adjustments pursuant to clause (iii) above, to reimburse such Non-Defaulting Banks for such amounts), (3) third, to cash collateralize participation obligations of such Defaulting Bank in respect of outstanding Letters of Credit (with the concurrent release of an equivalent amount any cash collateral or other collateral security, if any, provided by the applicable Borrower pursuant to this Section) and prepay Swingline Loans on a pro rata basis and (4) fourth, to the funding of such Defaulting Bank’s Applicable Percentage of any Revolving Borrowing in respect of which such Defaulting Bank shall have failed to fund such share as required hereunder, (B) to the extent not applied as aforesaid, be held, if so determined by the Administrative Agent, as cash collateral for funding obligations of such Defaulting Bank in respect of future Loans hereunder, (C) to the extent not applied or held as aforesaid, be applied, pro rata, to the payment of any amounts owing to any Borrower or the Non-Defaulting Banks as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Non-Defaulting Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations hereunder and (D) to the extent not applied or held as aforesaid, be distributed to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction.

(b) In the event the Administrative Agent, the Issuing Banks of such Class, the Swingline Bank (solely in the case of Defaulting Banks that are Dollar Revolving Banks) and the Borrowers shall have agreed that a Revolving Bank that is a Defaulting Bank has adequately remedied all matters that caused such Revolving Bank to become a Defaulting Bank, then (i) such Revolving Bank shall cease to be a Defaulting Bank for all purposes hereof, (ii) the obligations of the Revolving Banks to purchase participations in Letters of Credit under Section 2.18(d) and Swingline Loans under Section 2.23 shall be readjusted to be determined on the basis of such Revolving Banks’ Dollar Applicable Percentages or Multi-Currency Applicable Percentages, as the case may be, and (iii) such Revolving Bank shall purchase at par such of the Revolving Loans of the other Revolving Banks as the Administrative Agent shall determine to be necessary in order for the Revolving Loans to be held by the Revolving Banks in accordance with their Dollar Applicable Percentages or Multi-Currency Applicable Percentages, as the case may be.

(c) No Revolving Commitment of any Revolving Bank shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by any Borrower or any Additional Borrower of its obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section. The rights and remedies against a Defaulting Bank under this Section are in addition to other rights and remedies that any Borrower, any Additional Borrower, the Administrative Agent, the Issuing Banks, the Swingline Bank or any Non-Defaulting Bank may have against such Defaulting Bank (and, for the avoidance of doubt, each Non-Defaulting Bank shall have a claim against any Defaulting Bank for any losses it may suffer as a result of the operation of this Section).

SECTION 2.21. Payments Generally.

(a) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(b) If any Bank shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Bank, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), until all such unsatisfied obligations have been discharged, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank to satisfy such Bank’s obligations in respect of such payment or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank pursuant to Sections 2.4(b), 2.4(c), 2.12(b), 2.18(d), 2.18(e) and 2.23, in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.22. Extension of Maturity Date. (a) The Borrowers may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each Bank of the relevant Class) not less than 30 days prior to the then-existing Maturity Date for the applicable Class of Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Banks of such Class extend the Existing Maturity Date with respect to such Class in accordance with this Section. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date with respect to such Class is sought to be extended, (ii)specify the changes, if any, to the Applicable Margin to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Banks in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring other approvals pursuant to Section 9.5 shall become effective prior to the Existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrowers, each Bank of the applicable Class shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Bank agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Bank” and each Bank not agreeing thereto being referred to herein as a “Declining Bank”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Class of such Bank with respect to which such Bank agrees to the extension of the Maturity Date, delivered to the Borrowers (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrowers and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrowers (it being understood and agreed that any Bank that shall have failed to exercise such right as set forth above shall, with respect to such Class, be deemed to be a Declining Bank). If a Bank elects to extend only a portion of its then existing Commitment and/or Loans of the applicable Class, it will be deemed for purposes hereof to be a Consenting Bank in respect of such extended portion and a Declining Bank in respect of the remaining portion of its Commitment and/or Loans of such Class, and the aggregate principal amount of each Type and currency of Loans of the applicable Class of such Bank shall be allocated ratably among the extended and non-extended portions of the Loans of such Bank based on the aggregate principal amount of such Loans so extended and not extended. If a Consenting Bank shall have agreed to such Maturity Date Extension Request in respect of Commitments or Loans of a Class held by them, then, subject to paragraph (c) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments or Loans shall, as to the Consenting Banks, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Banks (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals having been obtained) become effective.

(b) Notwithstanding the foregoing, the Borrowers shall have the right, in accordance with the provisions of Section 9.6, at any time prior to the Existing Maturity Date, to replace a Declining Bank (for the avoidance of doubt, only in respect of that portion of such Bank’s Commitment and/or Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Bank or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Bank shall for all purposes constitute a Consenting Bank in respect of the Commitment or Loans assigned to and assumed by it on and after the effective time of such replacement.

(c) If a Maturity Date Extension Request has become effective hereunder:

(i) Solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments of any Class, not later than the fifth Business Day prior to the Existing Maturity Date, the Borrowers shall jointly and severally make prepayments of Revolving Loans of the applicable Class (including, in the case of prepayments of Dollar Revolving Loans, Swingline Loans) and shall provide cash collateral in respect of Letters of Credit of such Class in the manner set forth in Section 2.18(i), such that, after giving effect to such prepayments and such provision of cash collateral, the Revolving Exposure with respect to such Class as of such date will not exceed the aggregate Revolving Commitments of such Class of the Consenting Banks extended pursuant to this Section (and the Borrowers shall not be permitted thereafter to request any Revolving Loan of such Class or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Revolving Exposure with respect to such Class would exceed the aggregate amount of the Revolving Commitments of such Class so extended);

(ii) on the Existing Maturity Date, the Commitments of each Declining Bank with respect to such Class shall, to the extent not assumed, assigned or transferred as provided in paragraph 2.22(b) of this Section, terminate, and the Borrowers shall repay all the Loans of such Class of each Declining Bank, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Bank hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 3.2, any such repayments of Revolving Borrowings may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Banks, which such Borrowings shall be made ratably by the Consenting Banks in accordance with their extended Revolving Commitments of the applicable Class; and

(iii) notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless (A) with respect to a Maturity Date Extension Request in respect of Revolving Commitments of any Class, the Consenting Banks hold a majority of the then outstanding Revolving Commitments of such Class, (B) with respect to a Maturity Date Extension Request in respect of Term Loans, the Consenting Banks hold a majority of the then outstanding Term Loans and (C) in either case, on the Extension Effective Date, the conditions set forth in Section 3.2 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request with respect to such Class) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Allegion plc.

(iv) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date with respect to any Class in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments or Loans of the Consenting Banks effected pursuant thereto, shall be deemed to (i) violate Section 2.21(a) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Banks or all affected Banks or all affected Banks of a Class under Section 9.5.

(v) The Borrowers, the Administrative Agent and the Consenting Banks may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.

SECTION 2.23. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Bank agrees to make Swingline Loans denominated in dollars to any Borrower or any Additional Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $50,000,000, (ii) the aggregate principal amount of the outstanding Swingline Loans made by the Swingline Bank, together (without duplication) with the Dollar Revolving Exposure of the Swingline Bank, exceeding the aggregate principal amount of the Dollar Revolving Commitment of the Swingline Bank or (iii) the aggregate Dollar Revolving Exposure exceeding the aggregate Dollar Revolving Commitments; provided that the Swingline Bank shall not be required to make Swingline Loans to refinance an outstanding Swingline Loan. Each Swingline Loan shall be a Base Rate Loan. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Dollar Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.18. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers and Additional Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, a Borrower or Additional Borrower shall notify the Administrative Agent of such request by telephone, not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic imaging to the Administrative Agent of a written Notice of Swingline Borrowing. Each such telephonic and written Notice of Swingline Borrowing shall specify the requested date (which shall be a Domestic Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Bank of any such notice received from any Borrower or any Additional Borrower. The Swingline Bank shall make each Swingline Loan available to the requesting Borrower or Additional Borrower by means of a credit to the general deposit account of such Borrower or Additional Borrower maintained with the Swingline Bank (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18, by remittance to the applicable Issuing Bank or, to the extent that the Revolving Banks of the applicable Class have made payments pursuant to Section 2.18 to reimburse such Issuing Bank, to such Revolving Banks and such Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Bank may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Domestic Business Day require the Dollar Revolving Banks to acquire participations on such Domestic Business Day in all or a portion of the Swingline Loans made by the Swingline Bank and outstanding at such time. Such notice shall specify the aggregate amount of Swingline Loans in which the Dollar Revolving Banks will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Dollar Revolving Bank, specifying in such notice such Bank’s Dollar Applicable Percentage of such Swingline Loan or Swingline Loans. Each Dollar Revolving Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Bank, such Bank’s Dollar Applicable Percentage of such Swingline Loan or Swingline Loans in Dollars. Each Dollar Revolving Bank acknowledges and agrees that, in making any Swingline Loan, the Swingline Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers and Additional Borrowers deemed made pursuant to Section 3.2 unless, at least one Domestic Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Dollar Revolving Banks shall have notified the Swingline Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 3.2 would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Bank shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Dollar Revolving Bank further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Dollar Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Dollar Revolving Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.4 with respect to Loans made by such Bank (and Section 2.4 shall apply, mutatis mutandis, to the payment obligations of the Dollar Revolving Banks under this paragraph), and the Administrative Agent shall promptly remit to the Swingline Bank the amounts so received by it from the Dollar Revolving Banks. The Administrative Agent shall notify the Borrowers and Additional Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent in Dollars and not to the Swingline Bank. Any amounts received by the Swingline Bank from the Borrowers or Additional Borrowers (or other Person on behalf of the Borrowers or Additional Borrowers) in respect of a Swingline Loan after receipt by the Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Bank to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Dollar Revolving Banks that shall have made their payments pursuant to this paragraph and to the Swingline Bank, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Bank or to the Administrative Agent, as applicable, and thereafter to the Borrowers or the Additional Borrowers, if and to the extent such payment is required to be refunded to the Borrowers or the Additional Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve any Borrower or any Additional Borrower of its obligation to repay such Swingline Loan.

SECTION 2.24. Sustainability Adjustments.

(a) ESG Amendment. After the Effective Date, the Borrower, in consultation with the Sustainability Coordinators, shall be entitled to establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Borrowers and their respective Subsidiaries. The Sustainability Coordinators and the Borrowers may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m., New York City time, on the seventh Domestic Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks and the Borrowers unless, prior to such time, Banks comprising the Required Banks have delivered to the Administrative Agent (who shall promptly notify the Borrowers) written notice that such Required Banks object to such ESG Amendment. In the event that Required Banks deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated following the process described in the immediately preceding sentence, the Borrowers and the Sustainability Coordinators. Upon the effectiveness of any such ESG Amendment, based on the Borrowers’ performance against the KPIs, certain adjustments (increase, decrease or no adjustment) to the otherwise applicable commitment fee, Applicable Margin for Base Rate Loans, Swingline Loans, Euro-Currency Loans and Letter of Credit fees will be made; provided that the amount of such adjustments shall not exceed (i) in the case of the commitment fee, an increase and/or decrease of 0.01% and (ii) in the case of the Applicable Margin for Euro-Currency Loans and Letter of Credit fees, an increase and/or decrease of 0.05%, and the adjustments to the Applicable Margin for Base Rate Loans and Swingline Loans shall be the same amount, in basis points, as the adjustments to the Applicable Margin for Euro-Currency Loans and Letter of Credit fees, provided that in no event shall the Applicable Margin for Base Rate Loans and Swingline Loans be less than zero. The pricing adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs, as provided for by the Borrower and in a manner that is agreed between the Borrower and Sustainability Coordinators, each acting reasonably. Such reporting and validation will take place annually at the fiscal year-end for the Borrower, starting in December 2022. There will be a single set of collective KPIs for the Borrowers, namely by Allegion plc. (b) Following the effectiveness of any ESG Amendment: (i) any modification to the ESG Pricing Provisions that has the effect of (x) reducing the commitment fee, Applicable Margin for Base Rate Loans and Swingline Loans, or Applicable Margin for Euro-Currency Loans and Letter of Credit fees to a level not otherwise permitted by Section 2.24(a) or (y) increasing the commitment fee, Applicable Margin for Base Rate Loans and Swingline Loans, or Applicable Margin for Euro-Currency Loans and Letter of Credit fees that is not accompanied by a corresponding reduction of the commitment fee, Applicable Margin for Base Rate Loans and Swingline Loans, or Applicable Margin for Euro-Currency Loans and Letter of Credit fees by a percentage equivalent to such increase, shall (in each case) be subject to the prior written consent of all Banks and the Borrower; and

(ii) any other modification to the ESG Pricing Provisions (other than as provided for in Section 2.24(a)(i) above) shall be subject only to the prior written consent of the Required Banks and the Borrower.

(c) Sustainability Coordinators. The Sustainability Coordinators will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

(d) Conflicting Provisions. This Section shall supersede any provisions in Section 9.5 to the contrary.

ARTICLE III

CONDITIONS

SECTION 3.1. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.5):

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telecopy or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agent for the account of each Bank requesting a Note of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.5;

(c) receipt by the Administrative Agent of a certificate of a Financial Officer of each Borrower stating that the representations and warranties of each Borrower set forth in Article IV hereof are true in all material respects as of the date of such certificate;

(d) receipt by the Administrative Agent of a favorable written opinion (addressed to the Administrative Agent and the Banks) of each of Kirkland & Ellis LLP and Arthur Cox, counsel for the Borrowers and the Guarantors, (A) dated as of the Effective Date and (B) covering such matters relating to the Borrowers and the Guarantors (as applicable) or the Loan Documents as the Administrative Agent shall reasonably request;

(e) receipt by the Administrative Agent of a certificate of the secretary, assistant secretary or authorized officer with similar duties of each Borrower and each Guarantor, dated as of the Effective Date, certifying (i) that attached thereto is a true and complete copy of each organizational document of such Borrower or such Guarantor certified (to the extent applicable) as of a recent date by the appropriate Governmental Authority (or, in the case of Allegion plc, the Companies Registration Office of Ireland), (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers of such Borrower or such Guarantor authorizing (A) the execution, delivery and performance of any Loan Documents to which such Borrower or such Guarantor is a party and (B) in the case of a Borrower, the Borrowings hereunder, and, in each case, that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Borrower or such Guarantor (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (e)) and (iv) that there have been no changes in the certificate of incorporation or bylaws (or equivalent organizational document) of such Borrower or such Guarantor from the certificate of incorporation or bylaws (or equivalent organizational document) delivered pursuant to clause (i) above;

(f) receipt by the Administrative Agent of all fees and expenses payable to the Administrative Agent or any Bank on or prior to the Effective Date hereunder and under the Fee Letters or the arrangement and commitment letter dated as of October 22, 2021, among Allegion plc and the Arrangers, including reimbursement or payment of all reasonable out-of-pocket expenses (including the expenses of counsel) required to be reimbursed or paid by the Borrowers hereunder, in each case to the extent invoiced at least two Domestic Business Days prior to the Effective Date; provided that such amounts may be offset against the proceeds of the Term Loans;

(g) receipt by the Administrative Agent of satisfactory evidence that the Existing Credit Agreement Refinancing has been or will be consummated substantially contemporaneously with the funding of the Loans to be made on the Effective Date;

(h) receipt by the Administrative Agent of Allegion plc’s consolidated balance sheets and related consolidated statements of operations, shareholders’ equity and cash flows as of and for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, audited and reported on by PricewaterhouseCoopers LLP, independent public accountants and as of and for the fiscal quarters and portions of the fiscal year ended March 31, 2021, June 30, 2021 and September 30, 2021, in each case, certified by a Financial Officer of Allegion plc; and

(i) receipt by the Administrative Agent, at least five Domestic Business Days prior to the Effective Date, of (x) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been requested at least ten Domestic Business Days prior to the Effective Date and (y) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Certification.

The Administrative Agent shall promptly notify the Borrowers and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.2. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit (as applicable) is subject to the satisfaction of the following conditions:

(a) in the case of any Borrowing, receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or 2.23, as the case may be;

(b) immediately after any Revolving Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, the Dollar Equivalent of the aggregate outstanding principal amount of the Revolving Loans of any Class plus the Dollar Equivalent of the LC Exposure with respect to such Class will not exceed the aggregate amount of the Revolving Commitments of such Class;

(c) in the case of a Borrowing, other than a Refunding Borrowing, or an issuance, amendment, renewal or extension of a Letter of Credit:

(i) immediately before and after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing; and

(ii) except to the extent any representation or warranty expressly relates only to an earlier date, the fact that the representations and warranties of each Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.4(b), 4.5, 4.7 and 4.11(b)) shall be true in all material respects on and as of the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by each Borrower or applicable Additional Borrower on the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit as to the facts specified in clause 3.2(b) of this Section and each Borrowing, other than a Refunding Borrowing, and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation and warranty by each Borrower and each Additional Borrower on the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit as to the facts specified in clause 3.2(c) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants that:

SECTION 4.1. Corporate Existence and Power. Each Loan Party is a company duly organized, validly existing and in (to the extent that such concept exists under those laws) good standing under the laws of the jurisdiction of its organization, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.2. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any Governmental Authority or governmental official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of such Loan Party or of any judgment, injunction, order or decree binding upon such Loan Party or of any limitation on borrowing imposed by any agreement or other instrument binding upon such Loan Party, except, solely in the case of any agreement or other instrument, where such contravention or default would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on (a) the ability of the Loan Parties (taken as a whole) to perform their material obligations to the Banks or the Administrative Agent under this Agreement or any other Loan Document or (b) the material rights of, or remedies available to, the Administrative Agent or the Banks under this Agreement or any other Loan Document.

SECTION 4.3. Binding Effect. This Agreement constitutes a valid and binding agreement of each Loan Party and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Borrower or applicable Additional Borrower, in each case enforceable in accordance with its respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 4.4. Financial Information; No Material Adverse Change. (a) The consolidated balance sheet of Allegion plc and its Consolidated Subsidiaries as of December 31, 2020, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in Allegion plc’s 2020 Form 10-K, fairly present, in conformity with GAAP, the consolidated financial position of Allegion plc and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) Since December 31, 2020, there has been no material adverse change in the business, financial position or results of operations of Allegion plc and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.5. Litigation. Except for the litigation disclosed under the headings “Environmental Matters” and “Warranty Liability” in Allegion plc’s 2020 Form 10-K, there is no action, suit or proceeding pending against, or to the knowledge of any Borrower threatened against or affecting the Borrowers or any of their respective Subsidiaries before any court or arbitrator or any Governmental Authority or governmental official in which there is a reasonable possibility of an adverse decision that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) in any manner draws into question the validity of this Agreement or the Notes.

SECTION 4.6. Compliance with ERISA. Except where the liability that could reasonably be expected to be incurred would be in an amount that would not have a Material Adverse Effect: (i) each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan and (ii) no member of the ERISA Group has (A) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA in respect of any Plan, (B) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, (C) has incurred any liability to the PBGC under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA or contributions in the normal course), (D) incurred any liability in connection with a Plan termination under Section 4201 of ERISA or (E) determined that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code).

SECTION 4.7. Environmental Matters. In the ordinary course of its business, Allegion plc and/or one or more of its Subsidiaries conducts periodic reviews of the effect of Environmental Laws on the business, operations and properties of Allegion plc and its Subsidiaries, in the course of which associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown or any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses) are identified and evaluated. On the basis of such reviews, Allegion plc and/or any of its Subsidiaries, as applicable, has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

SECTION 4.8. Taxes. Except as would reasonably be expected to result in a Material Adverse Effect, the Borrowers and their respective Subsidiaries have filed all United States federal and Ireland income tax returns, as applicable, and all other tax returns which are required to be filed by them and have paid all taxes shown to be due pursuant to such returns or pursuant to any assessment received by any Borrower or any Subsidiary, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith by such Borrower or such Subsidiary as of the date this representation is made. The charges, accruals and reserves on the books of each Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of each Borrower, adequate.

SECTION 4.9. Subsidiaries. The Borrowers’ Material Subsidiaries are legal entities duly incorporated or otherwise formed, validly existing and in (to the extent that such concept exists under those laws) good standing under the laws of their respective jurisdictions of organization (to the extent the concept of “good standing” exists under the laws of such jurisdiction), and have all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now conducted except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10. Not an Investment Company. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.11. Full Disclosure. (a) All information heretofore furnished by any Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and any such information hereafter furnished by any Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.

(b) Each Borrower has disclosed to the Banks in writing (such disclosure to be deemed to include any disclosure in any public filings with the SEC by Allegion plc) any and all facts that materially and adversely affect or may affect (to the extent the Borrowers can now reasonably foresee), the business, operations or financial condition of Allegion plc and its Consolidated Subsidiaries, taken as a whole, or the ability of the Loan Parties to perform their obligations under this Agreement.

(c) As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct.

SECTION 4.12. Regulations T, U and X. No part of the proceeds of any Loan will be used for any purpose that entails a violation of the provisions of Regulation T, Regulation U and Regulation X.

SECTION 4.13. Anti-Terrorism Laws; Anti-Corruption Laws. (a) To the extent applicable, each Borrower and the Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans will be used by any Borrower or any of the Subsidiaries, for the purpose of funding or financing any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) No Borrower nor any Subsidiary nor, to the knowledge of any Borrower, any director, officer, agent, employee or Affiliate of any Borrower or any Subsidiary, (i) is a Blocked Person or (ii) is subject to any U.S. sanctions administered by the OFAC; and none of any Borrower or any Subsidiary will use the proceeds of the Loans for the purpose of financing the activities of any person that, at the time of such financing, is the subject of any U.S. sanctions administered by OFAC.

ARTICLE V

COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or shall have been cash collateralized on terms satisfactory to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, each Borrower agrees that:

SECTION 5.1. Information. Allegion plc will deliver to each of the Banks (via any method reasonably acceptable to the Administrative Agent, including via IntraLinks/IntraAgency, SyndTrak, Fixed Income Direct or another relevant website or substantially similar electronic transmission information platform reasonably acceptable to the Administrative Agent, it being understood that the following constitute delivery hereunder: (i) posting on any such electronic transmission information platform and (ii) only with respect to information found in Forms 10-K, 10-Q or 8-K (or their equivalents) or in proxy statements, the filing of registration statements and reports on such forms or filing of proxy statements, as the case may be, with the SEC):

(a) within 90 days after the end of each fiscal year of Allegion plc (or such later date as a Form 10-K of Allegion plc is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Allegion plc gives the Administrative Agent notice of any such extension), its audited consolidated balance sheet and audited consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of Allegion plc and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Allegion plc (or such later date as Form 10-Q of Allegion plc is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Allegion plc gives the Administrative Agent notice of any such extension), its unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Allegion plc as presenting fairly in all material respects the financial condition, results of operations and cash flows of Allegion plc and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of Allegion plc (i) setting forth in reasonable detail the calculations required to establish whether Allegion plc was in compliance with the requirements of Sections 5.5, 5.6, 5.10 and 5.11 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which Allegion plc is taking or proposes to take with respect thereto;

(d) within five Domestic Business Days after a Financial Officer or chief legal officer of any Borrower obtains knowledge of any Default, if such Default is then continuing, or any development that has resulted in a Material Adverse Effect, a certificate of a Financial Officer of such Borrower setting forth the details thereof and the actions that the Borrowers are taking or propose to take with respect thereto;

(e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which Allegion plc shall have filed with the SEC;

(f) if and when (i) any member of the ERISA Group gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA, other than those events as to which the 30-day notice requirement has been waived by the PBGC) with respect to any Plan that might reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) Allegion plc receives or obtains knowledge of any notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; (iii) Allegion plc receives or obtains knowledge of any notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice (iv) any member of the ERISA Group applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, a copy of such application; (v) any member of the ERISA Group gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) any member of the ERISA Group gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) any Borrower obtains knowledge of (a) any failure of any member of the ERISA Group to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or (b) any amendment to any Plan or Benefit Arrangement, which in any event has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, but only if with respect to the foregoing subsections (i)-(vii), the liability, individually or in the aggregate with all other events in subsections (i)-(vii), could reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer or the treasurer of Allegion plc setting forth details as to such occurrence and action, if any, which Allegion plc or the applicable member of the ERISA Group is required or proposes to take;

(g) promptly after a Financial Officer of Allegion plc obtains knowledge of a change in any Applicable Credit Rating or any rating of any Borrower’s outstanding senior unsecured long-term debt securities by Moody’s or S&P, a certificate of a Financial Officer setting forth the details thereof;

(h) from time to time such additional information regarding the financial position or business of the Borrowers and their respective Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request; provided that, with respect to any such additional, non-public information, each Agent and each Bank shall comply with the confidentiality provisions set forth in Section 9.10; and

(i) reasonably promptly following any request therefor, all documentation and other information as any Bank may reasonably request in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Information required to be furnished pursuant to clause (a), (b) or (e) of this Section 5.1 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of Allegion plc at http://www.allegion.com or on the website of the SEC at http://www.sec.gov.

SECTION 5.2. Maintenance of Property; Insurance. (a) Each Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, unless the failure to do so would not have a Material Adverse Effect.

(b) Each Borrower will maintain, and will cause each Material Subsidiary to maintain (either in the name of such Borrower or in such Material Subsidiary’s own name), with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

SECTION 5.3. Conduct of Business and Maintenance of Existence. Each Borrower will continue, and will cause each Material Subsidiary to continue, to engage in business of the same general type as now conducted by such Borrower and such Material Subsidiary, and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective organizational existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.3 shall prohibit (i) the merger of any Material Subsidiary into any Borrower or the merger or consolidation of any Material Subsidiary with or into another Person, if the Person surviving such consolidation or merger is a Material Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the termination of the organizational existence of any Material Subsidiary if the applicable Borrower in good faith determines that such termination is in the best interest of such Borrower, and is not materially disadvantageous to the Banks or (iii) any transaction with respect to a Borrower that is expressly permitted by Section 5.7.

SECTION 5.4. Compliance with Laws. Each Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (ii) where the failure so to comply would not have a Material Adverse Effect.

SECTION 5.5. Debt. The Borrowers will not permit any Subsidiary that is not a Loan Party to create, incur, assume or permit to exist any Debt, except:

(a) Debt existing on the Closing Date and set forth in Schedule III and any Refinancing Debt in respect thereof;

(b) Debt of any Restricted Subsidiary to a Borrower or any other Restricted Subsidiary;

(c) Guarantees by any Restricted Subsidiary of Debt of a Borrower or any other Restricted Subsidiary; provided that (x) the Debt of any Restricted Subsidiary so Guaranteed is permitted by this Section (other than clause (e)), (y) Guarantees permitted under this clause (c) shall be subordinated to the Obligations to the same extent and on the same terms as the Debt so Guaranteed is subordinated to the Obligations and (z) to the extent required pursuant to Section 9.16 and the definition of “Guarantor”, any such Restricted Subsidiary shall have also Guaranteed the Obligations;

(d) (A) Debt incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Debt is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, and (B) Refinancing Debt in respect of Debt incurred or assumed pursuant to clause (A) above; provided further that at the time of incurrence thereof, the aggregate principal amount of Debt permitted by this clause (d), together (without duplication) with the aggregate principal amount of outstanding Debt secured by Liens incurred pursuant to Section 5.6(d), shall not exceed the greater of (x) $100,000,000 and (y) 4.25% of Consolidated Total Assets as of the fiscal year most recently ended prior to the incurrence of such Debt;

(e) (A) Debt of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date, or Debt of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in an acquisition permitted by this Agreement; provided that such Debt exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (B) Refinancing Debt in respect of Debt incurred or assumed, as applicable, pursuant to clause (A) of this Section 5.5(e);

(f) other Debt, together (without duplication) with the aggregate principal amount of outstanding Debt of the Loan Parties secured by Liens incurred pursuant to Section 5.6(h), in an aggregate principal amount not exceeding at the time of incurrence thereof, the greater of (A) $250,000,000 and (B) 10.50% of Consolidated Total Assets as of the fiscal year most recently ended prior to the incurrence of such Debt at any time outstanding;

(g) Debt owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds, bankers acceptances drafts, performance and completion guarantees and similar obligations (other than in respect of other Debt), in each case provided in the ordinary course of business;

(i) Debt owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that such Debt shall be repaid in full within five Business Days of the incurrence thereof;

(j) Debt in the form of purchase price adjustments, earnouts, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or other investment permitted under this Agreement; and

(k) Debt representing deferred compensation to directors, officers, consultants or employees of a Borrower or a Restricted Subsidiary incurred in the ordinary course of business.

SECTION 5.6. Liens. No Borrower will, nor will it permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien on any asset of a Loan Party existing on the Effective Date and set forth in Schedule IV; provided that (A) such Lien shall not apply to any other asset of any Loan Party (other than assets financed by the same financing source in the ordinary course of business) and (B) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Debt, Refinancing Debt in respect thereof;

(c) any Lien existing on any asset prior to the acquisition thereof by a Loan Party or existing on any asset of any Person that becomes a Loan Party (or of any Person not previously a Loan Party that is merged or consolidated with or into a Loan Party in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Loan Party (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party (or such merger or consolidation), (B) such Lien shall not apply to any other asset of a Loan Party (other than (x) assets financed by the same financing source in the ordinary course of business and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Loan Party (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Debt, that are permitted as Refinancing Debt in respect thereof;

(d) any Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by any Loan Party; provided that (A) such Liens secure Debt incurred to finance such acquisition, construction, repair, replacement or improvement (or any Refinancing Debt in respect thereof) and, the aggregate principal amount of such Debt so secured at any time outstanding, together (without duplication) with the aggregate principal amount of outstanding Debt incurred pursuant to Section 5.5(d), does not exceed the greater of (x) $100,000,000 and (y) 4.25% of Consolidated Total Assets as of the fiscal year most recently ended prior to the incurrence of such Debt, (B) such Liens and the Debt secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (B) shall not apply to any such Refinancing Debt or any Lien securing any such Refinancing Debt), (C) the Debt secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and (D) such Liens shall not apply to any other property or assets of any Loan Party (except assets financed by the same financing source in the ordinary course of business);

(e) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 5.7, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(f) in the case of any Loan Party that is not a wholly owned Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Loan Party set forth in the organizational documents of such Loan Party or any related joint venture, shareholders’ or similar agreement;

(g) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by any Loan Party in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder; and

(h) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby, together (without duplication) with the aggregate principal amount of outstanding Debt incurred pursuant to Section 5.5(f), does not exceed the greater of (A) $250,000,000 and (B) 10.50% of Consolidated Total Assets as of the fiscal year most recently ended prior to the incurrence of such Liens.

SECTION 5.7. Consolidations, Mergers and Sales of Assets. No Borrower will merge into or consolidate with, or sell all or substantially all of its assets to, any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into or consolidate with a Borrower in a transaction in which such Borrower is the surviving entity and (ii) any Borrower may merge into or consolidate with, or sell all or substantially all of its assets to, any other Person if the surviving or acquiring entity (the “Successor Borrower”) (A) is organized under the laws of the United States (with respect to Allegion US) or Ireland (with respect to Allegion plc), (B) expressly assumes the applicable Borrower’s obligations under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (C) each Subsidiary Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to this Agreement confirmed that its obligations hereunder shall apply to the Successor Borrower’s obligations hereunder; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement.

SECTION 5.8. Use of Proceeds. The proceeds of the Revolving Loans and the Swingline Loans made, and Letters of Credit issued, under this Agreement will be used by any Borrower and any Additional Borrower (i) for working capital purposes of any Borrower, any Additional Borrower and their respective Subsidiaries, (ii) for other general corporate purposes of any Borrower, Additional Borrower and their respective Subsidiaries and (iii) to consummate the Existing Credit Agreement Refinancing. The proceeds of the Term Loans made under this Agreement will be used by the Borrowers and Additional Borrowers to consummate the Existing Credit Agreement Refinancing. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any anti-money laundering rules and regulations, including the Patriot Act, except where such violation would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.9. [Reserved].

SECTION 5.10. [Reserved].

SECTION 5.11. Total Leverage Ratio. The Borrowers will not permit the Total Leverage Ratio for any period of four consecutive fiscal quarters of Allegion plc ending on or after March 31, 2022, to exceed 3.75 to 1.00; provided that, in lieu of the ratio set forth in the foregoing, at the election of the Borrowers (each such election, the “QA Step-Up Election”), but not more than twice during the term of this Agreement, for the fiscal quarter in which a Qualified Acquisition is consummated and the three subsequent full consecutive fiscal quarters, the Borrowers will not permit the Total Leverage Ratio as of each such date to exceed 4.25 to 1.00; provided further that, for at least two consecutive fiscal quarters immediately preceding the second QA Step-Up Election, the Borrowers will not permit the Total Leverage Ratio to exceed 3.75 to 1.00.

SECTION 5.12. Credit Ratings. The Borrowers will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by S&P and Moody’s, and to maintain a corporate rating from S&P and a corporate family rating from Moody’s (but, in each case, not a specific rating), in each case in respect of each Borrower.

SECTION 5.13. Payment of Taxes. Each Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the applicable Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14. Books and Records; Inspection and Audit Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice to the Borrower, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times but no more often than once during any calendar year; provided that no Borrower or Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Bank (or their respective representatives or contractors) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

ARTICLE VI

DEFAULTS

SECTION 6.1. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) any Borrower or any Additional Borrower shall fail to pay when due principal of any Loan, or shall fail to pay within five days of the due date thereof any interest, fees or other amount payable hereunder;

(b) any Borrower shall fail to observe or perform any covenant contained in Section 5.1(d), Section 5.3 (with respect to the existence of any Borrower) or Sections 5.5 to 5.11, inclusive;

(c) any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to such Borrower by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by any Borrower or any Additional Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt;

(f) any Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against any Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(h) any member of the ERISA Group at the time in question shall fail to pay when due any material amount or amounts which such member shall have become liable to pay under Title IV of ERISA (other than for premiums under Section 4007 of ERISA); or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group at the time in question, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans that could cause one or more members of the ERISA Group to incur a current payment obligation; and, in the case of each of the foregoing events under this Section 6.1(h), individually or in the aggregate, the liability could reasonably be expected to result in a Material Adverse Effect;

(i) a final judgment or order for the payment of money in excess of $100,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against any Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed past due for a period of 30 days or for such longer period of time, not exceeding 90 days, during which, under applicable law, an appeal may be taken from such judgment or order without leave of the relevant court;

(j) (x) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 35% or more of the outstanding voting Equity Interests of Allegion plc; or (y) Allegion plc ceased to own, directly or indirectly, 100% of the outstanding Equity Interests of Allegion US; and

(k) the guarantees of the Guarantors pursuant to Section 9.16 hereof shall cease to be effective or any Guarantor shall contest the validity of such guarantee in court;

then, and in every such event, the Administrative Agent shall if requested by the Required Banks, by notice to the Borrowers (i) terminate the Revolving Commitments and they shall thereupon terminate, and (ii) declare the Loans hereunder (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable in whole (or in part (but ratably among the Classes of Loans and the Loans of each Class at the time outstanding)) without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and all Additional Borrowers; provided that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to any Borrower or any Additional Borrower, without any notice to such Borrower or such Additional Borrower or any other act by the Administrative Agent or the Banks, the Revolving Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and all Additional Borrowers.

SECTION 6.2. Notice of Default. The Administrative Agent shall give notice to the Borrowers under Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.1. Appointment and Authorization. Each Bank and each Issuing Bank irrevocably appoints Bank of America, N.A. and its successors to serve as administrative agent under the Loan Documents and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Banks and the Issuing Banks, and no Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.2. Administrative Agent and Affiliates. Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Bank or Issuing Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Bank of America, N.A. and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Banks or to provide notice or consent of the Banks with respect thereto.

SECTION 7.3. Action by the Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a) shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrowers, a Bank or an Issuing Bank and shall not be required to take any action with respect to any Default, except as expressly provided in Article VI;

(b) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(c) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any of the foregoing;

(d) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Bank or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein; and

(e) shall not be responsible for or have any duty or obligation to any Bank or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.4. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for Allegion plc or any of its Affiliates), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.5. Liability of the Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith or any other Loan Document or the transactions contemplated hereby or thereby (a) with the consent or at the request of the Required Banks (or a Majority in Interest of the Banks of a Class, all affected Banks or all the Banks, if applicable) or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower or any of their respective Affiliates; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitments and Loans (other than Swingline Commitments and Swingline Loans) and on a several (and not joint) basis, indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s bad faith, gross negligence, willful misconduct or material breach of its obligations under this Agreement, as determined in a final, non-appealable judgment by a court of competent jurisdiction) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder in its capacity as the Administrative Agent.

SECTION 7.7. Credit Decision. Each Bank and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or Issuing Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.8. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrowers. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent reasonably satisfactory to the Borrowers. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

(b) If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (e) or (f) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and each Issuing Bank directly, until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.15(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 7.9). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

SECTION 7.9. Administrative Agent’s Fees. The Borrowers shall pay to the Administrative Agent, for their own account, fees in the amounts and at the times previously agreed upon between the Borrowers and the Administrative Agent.

SECTION 7.10. Co-Documentation Agents; Arrangers. The Co-Documentation Agents and the Arrangers, each in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liabilities, under this Agreement. No Co-Documentation Agent or Arranger shall have or be deemed to have any fiduciary relationship to any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any Co-Documentation Agent or Arranger in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

SECTION 7.11. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.12. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.13. Non-Reliance on the Administrative Agent, the Arranger and the Other Banks. Each Bank and each Issuing Bank expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Bank or each Issuing Bank as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Bank and each Issuing Bank represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Bank and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Bank or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Bank or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Bank and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Bank and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 7.14. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or an Issuing Bank hereunder.

SECTION 7.15. Guaranty Matters. The Banks and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations hereunder or under any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations hereunder or under any other Loan Document pursuant to this Section 7.15.

SECTION 7.16. Certain ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 7.17. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Bank Recipient Party, whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Bank Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent within two Domestic Business Days the Rescindable Amount received by such Bank Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Bank Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Bank Recipient Party promptly upon determining that any payment made to such Bank Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.1. Alternate Rate of Interest.

(a) Solely for purposes of Loans denominated in Dollars:

(i) if in connection with any request for a BSBY Rate Loan or a conversion to or continuation thereof, as applicable, (1) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A)

no Successor Rate has been determined in accordance with Section 8.1(a)(ii), and the circumstances under clause (A) of Section 8.1(a)(ii) or the Scheduled Unavailability Date has occurred (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining BSBY for any requested Interest Period with respect to a proposed BSBY Rate Loan or in connection with an existing or proposed Base Rate Loan, or (2) the Administrative Agent or the Required Banks determine that for any reason that the BSBY Rate for any requested Interest Period with respect to a proposed BSBY Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such BSBY Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Bank. Thereafter, (x) the obligation of the Banks to make or maintain BSBY Rate Loans or to convert Base Rate Loans to BSBY Rate Loans, shall be suspended (to the extent of the affected BSBY Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the BSBY component of the Base Rate, the utilization of the BSBY Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Banks described in clause (2) of this Section 8.1(a)(i), until the Administrative Agent upon instruction of the Required Banks) revokes such notice. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, or conversion to, or continuation of BSBY Rate Loans (to the extent of the affected BSBY Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding BSBY Rate Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(ii) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Banks notify the Administrative Agent (with, in the case of the Required Banks, a copy to the Borrowers) that the Borrowers or Required Banks (as applicable) have determined, that:

(A) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of BSBY, including, without limitation, because the BSBY Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(B) Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or Bloomberg or such administrator with respect to its publication of BSBY, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, or that such interest periods or

BSBY Screen Rate have failed to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of BSBY after such specific date (the latest date on which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “BSBY Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, BSBY will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”):

(x) Term SOFR plus the SOFR Adjustment; and

(y) Daily Simple SOFR plus the SOFR Adjustment;

provided that, if initially BSBY is replaced with the rate contained in clause (y) above (Daily Simple SOFR plus the SOFR Adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrowers and each Bank of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Successor Rate shall be Term SOFR plus the SOFR Adjustment.

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable, at the Borrower’s election, on a monthly or quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that neither of the alternatives set forth in clauses (x) and (y) above is available on or prior to the BSBY Replacement Date or (ii) if the events or circumstances of the type described in Section 8.1(a)(ii)(1) or (2) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing BSBY or any then current Successor Rate in accordance with this Section 8.1 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks and the Borrowers unless, prior to such time, Banks comprising the Required Banks have delivered to the Administrative Agent written notice that such Required Banks object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Bank of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero%, the Successor Rate will be deemed to be zero% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Banks reasonably promptly after such amendment becomes effective.

For purposes of this Section 8.1(a), those Banks that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Banks.

(b) Solely for purposes of Loans denominated in a Foreign Currency:

(i) If in connection with any request for a Euro-Currency Loan or a conversion of Base Rate Loans to Euro-Currency Loans or a continuation of any of such Loans, as applicable, (1) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Euro-Currency Successor Rate for the Relevant Rate for the applicable Foreign Currency has been determined in accordance with Section 8.1(b)(ii) and the circumstances under clause (A) of Section 8.1(b)(ii) or the Euro-Currency Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant

Rate for the applicable Foreign Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Euro-Currency Loan or in connection with an existing or proposed Base Rate Loan, or (2) the Administrative Agent or the Required Banks determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Foreign Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Bank.

Thereafter, the obligation of the Banks to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Euro-Currency Loans, shall be suspended in each case to the extent of the affected Euro-Currency Loans or Interest Period or determination date(s), as applicable, until the Administrative Agent (or, in the case of a determination by the Required Banks described in clause (2) of this Section 8.1(b)(i), until the Administrative Agent upon instruction of the Required Banks) revokes such notice.

Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, or conversion to or continuation of Euro-Currency Loans to the extent of the affected Euro-Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) any outstanding affected Euro-Currency Loans, at the Borrowers’ election, shall either (1) be converted into a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Euro-Currency Loan immediately, in the case of a Multi-Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of a Multi-Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Multi-Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Multi-Currency Term Rate Loan; provided that if no election is made by the Borrowers (x) in the case of a Multi-Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrowers of such notice or (y) in the case of a Multi-Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Multi-Currency Term Rate Loan, the Borrowers shall be deemed to have elected clause (1) above.

(ii) Replacement of Relevant Rate or Euro-Currency Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Banks notify the Administrative Agent (with, in the case of the Required Banks, a copy to the Borrower) that the Borrowers or Required Banks (as applicable) have determined, that:

(A) adequate and reasonable means do not exist for ascertaining the Relevant Rate for a Foreign Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(B) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for a Foreign Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Foreign Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Foreign Currency (the latest date on which all tenors of the Relevant Rate for such Foreign Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Euro-Currency Scheduled Unavailability Date”); or

(C) syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for a Foreign Currency;

or if the events or circumstances of the type described in Section 8.1(b)(ii)(A), (B) or (C) have occurred with respect to the Euro-Currency Successor Rate then in effect, then, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing the Relevant Rate for a Foreign Currency or any then current Euro-Currency Successor Rate for a Foreign Currency in accordance with this Section 8.1(b) with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Foreign Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Foreign Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Euro-Currency Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks and the Borrowers unless, prior to such time, Banks comprising the Required Banks have delivered to the Administrative Agent written notice that such Required Banks object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Bank of the implementation of any Euro-Currency Successor Rate.

Any Euro-Currency Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Euro-Currency Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Euro-Currency Successor Rate as so determined would otherwise be less than zero%, the Euro-Currency Successor Rate will be deemed to be zero% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Euro-Currency Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Banks reasonably promptly after such amendment becomes effective.

SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Currency Lending Office) of any Class with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Currency Lending Office) of any Class to make, maintain or fund its BSBY Rate Loans or Euro-Currency Loans, as applicable, and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks of such Class and Allegion plc, whereupon until such Bank notifies Allegion plc and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make BSBY Rate Loans or Euro-Currency Loans, as applicable, of such Class shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding BSBY Rate Loans or Euro-Currency Loans, as applicable, to maturity and shall so specify in such notice, the applicable Borrower or Additional Borrower, as the case may be, shall immediately prepay in full the then outstanding principal amount of each such BSBY Rate Loan or Euro-Currency Loan, as applicable, together with accrued interest thereon. Concurrently with prepaying each such BSBY Rate Loan or Euro-Currency Loan, such Borrower or such Additional Borrower, as the case may be, shall borrow a Base Rate Loan denominated in Dollars in an equal principal amount (or in an amount equal to the Dollar Equivalent of the principal amount, in the case of Foreign Currency Loans) from such Bank (on which interest and principal shall be payable contemporaneously with the related BSBY Rate Loans or Euro-Currency Loans, as applicable, of the other Banks), and such Bank shall make such a Base Rate Loan.

SECTION 8.3. Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) of any Class with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall:

(i) impose, modify or deem applicable any reserve, special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) of any Class;

(ii) subject any Bank of any Class or any Issuing Bank to any Taxes (other than (A) Taxes on payments under this Agreement, (B) Other Taxes and (C) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Bank (or its Applicable Lending Office) of any Class or any applicable interbank market any other condition affecting its BSBY Rate Loans or Euro-Currency Loans of any Class, its Notes or its obligation to make BSBY Rate Loans or Euro-Currency Loans of any Class;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of any Class of making or maintaining any Fixed Rate Loan of any Class, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Borrowers or Additional Borrowers, as the case may be, shall jointly and severally pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that the Borrowers or such Additional Borrower shall not be obligated to compensate such Bank for any increased cost or reduction incurred more than 60 days prior to the receipt by the Borrowers or such Additional Borrower of the notice contemplated by subsection 8.3(c) below (except that, if the applicable event giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof). The Banks acknowledge and agree that the foregoing subsection (a) creates no right to demand payment of additional amounts in respect of laws, rules and regulations, as in effect and interpreted and administered on the date hereof. For purposes of clause (ii) of this Section 8.3(a), the term “Bank” includes the Administrative Agent.

(b) If any Bank of any Class shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the applicable Borrower or Additional Borrower, as the case may be, shall jointly and severally pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that such Borrower or such Additional Borrower shall not be obligated to compensate such Bank for any reduction incurred more than 60 days prior to the receipt by such Borrower or such Additional Borrower from such Bank of the notice contemplated by subsection 8.3(c) below (except that, if the applicable event giving rise to such reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof). The Banks acknowledge and agree that the foregoing subsection 8.3(b) creates no right to demand payment of additional amounts in respect of laws, rules and regulations regarding capital adequacy as in effect and interpreted and administered on the date hereof.

(c) Each Bank will notify Allegion plc and the Administrative Agent within 90 days of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank; provided that if a Bank shall not have so notified Allegion plc within 90 days of such event, such Bank may not seek compensation for any period beginning prior to the date upon which Allegion plc is notified of such event. A certificate of any Bank claiming compensation under this Section and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) Notwithstanding anything herein to the contrary, for purposes of paragraphs (a) and (b) of this Section 8.3, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed to be a change in law, rule or regulation regardless of the date enacted, adopted, promulgated or issued; provided that a Bank may be compensated under paragraph (a) or (b) of this Section 8.3 for any change in law, rule or regulation described in this paragraph (d) only if such Bank requests compensation for increased costs associated with any such change in law, rule or regulation from similarly-situated borrowers under comparable credit facilities.

SECTION 8.4. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank of any Class to make Euro-Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Bank of any Class has demanded compensation under Section 8.3(a) and Allegion plc, by at least five Euro-Currency Business Days’ prior notice to such Bank through the Administrative Agent, shall have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies Allegion plc that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans of any applicable Class which would otherwise be made by such Bank as Euro-Currency Loans shall be made instead as Base Rate Loans denominated in Dollars (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks); and

(b) after each of its Euro-Currency Loans of such Class has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans of such Class shall be applied to repay its Base Rate Loans of such Class instead.

SECTION 8.5. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2, (ii) any Bank has demanded compensation under Section 8.3, (iii) any Borrower is obligated to pay an additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.15, (iv) any Bank is a Defaulting Bank or (v) any Bank has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.5 requires the consent of all the Banks (or all the affected Banks or all the Banks of the affected Class) and with respect to which the Required Banks (or, in circumstances where Section 9.5 does not require the consent of the Required Banks, a Majority in Interest of the Banks of the affected Class) shall have granted their consent, in each case, the Borrowers shall have the right, with the assistance of the Administrative Agent and at the sole expense of the applicable Borrower or the applicable Additional Borrower (except, in the case of clause (v), at the sole expense of the applicable Defaulting Bank), to seek a substitute bank or banks (which may be one or more of the Banks), mutually satisfactory to the applicable Borrower or applicable Additional Borrower and the Administrative Agent, to purchase the Loans and Notes (as applicable) and assume the Commitments of such Bank, in each case, of the relevant Class. The Borrowers shall give reasonable advance notice to the Bank to be so substituted; provided that the failure to give such notice shall not affect the rights of the Borrowers pursuant to this Section 8.5.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission, electronic transmission or similar writing) and shall be given to such party:

(a) in the case of any Loan Party, c/o Allegion US Holding Company Inc., 11819 N. Pennsylvania St., Carmel, Indiana 46032, Attention: Chief Financial Officer, facsimile number (317) 810-3456;

(b) if to the Administrative Agent, (x) for payments and requests for credit extensions, to it at Bank of America, N.A., 900 W Trade Street, NC1-026-06-04, Charlotte, NC 28255, Attention of Smith Bagley (Tel: (980) 387-3614; Fax No.: (704) 208-3045); Email: smith.bagley@bofa.com) and (y) for other notices as Administrative Agent, to it at Bank of America, N.A., 900 W. Trade Street, 6th Floor, NC1-026-06-03, Charlotte, NC 28255, Attention of Melissa Mullis (Tel: (980) 386-9372; Email: melissa.mullis@bofa.com);

(c) if to the Swingline Bank, to it at Bank of America, N.A., 900 W Trade Street, NC1-026-06-04, Charlotte, NC 28255, Attention of Smith Bagley (Tel: (980) 387-3614; Fax No.: (704) 208-3045); Email: smith.bagley@bofa.com);

(d) in the case of any other Bank, at its address, electronic mail address or facsimile number set forth in its Administrative Questionnaire; or

(e) in the case of any party, such other address, electronic mail address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers.

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (except that, if not given during normal business hours for the recipient, shall be effective at the opening of business on the next Business Day for the recipient) and (ii) if given by any other means, when received. Notices, requests and other communications to be given to any Additional Borrower or any Guarantor shall be deemed given if such notice, request or other communication has been given to the Borrowers.

SECTION 9.2. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.3. Expenses; Indemnification. (a) The Borrowers shall jointly and severally pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Co-Documentation Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of a single counsel in each jurisdiction, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Bank, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall jointly and severally indemnify the Administrative Agent, the Arrangers, the Co-Documentation Agents, the Banks, the Issuing Banks and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one firm of counsel for all such Indemnitees, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)), incurred by or asserted against such Indemnitees arising out of, in connection with or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, or (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, liabilities or related expenses to the extent they are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the bad faith, wilful misconduct or gross negligence of such Indemnitee, (B) a claim brought by any Borrower or any Subsidiary against such Indemnitee for material breach of such Indemnitee’s obligations under this Agreement or any other Loan Document or (C) a proceeding that does not involve an act or omission by any Borrower or any of their respective Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent or any other agent or any Arranger in its capacity or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Debt incurred or to be incurred hereunder). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent, any Issuing Bank, the Swingline Bank or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Bank severally agrees to pay to the Administrative Agent, such Issuing Bank, the Swingline Bank or such Related Party, as applicable, such Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrowers’ failure to pay any such amount shall not relieve any Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, any Issuing Bank or the Swingline Bank in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Bank in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank or the Swingline Bank in connection with such capacity, only the Revolving Banks of the applicable Class shall be required to pay such unpaid amounts. For purposes of this Section, a Bank’s “pro rata share” shall be determined by its share of the sum of the total Revolving Exposure and unused Revolving Commitments (in the case of amounts owed to the Swingline Bank or Issuing Bank, with respect to the applicable Class and otherwise, with respect to all Classes) and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case at that time.

(d) To the fullest extent permitted by applicable law, (i) no Loan Party shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, wilful misconduct or gross negligence of any Indemnitee or Related Party of any Indemnitee or (ii) neither any Indemnitee nor any other party to this Agreement or any other Loan Document shall be liable for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (ii) shall limit the expense reimbursement and indemnification obligations of the Borrowers set forth in paragraphs (a) and (b) of this Section 9.3.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.4. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Committed Loan made by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Committed Loan made by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Committed Loans made by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Committed Loans made by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Borrower or any

Additional Borrower other than their indebtedness under the Committed Loans; provided, further, that the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower or any Additional Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Committed Loans to any Eligible Assignee in a transaction that complies with the terms of Section 9.6. Each Borrower and each Additional Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank acquiring a participation in a Loan pursuant to the foregoing arrangements may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower or such Additional Borrower in the amount of such participation.

SECTION 9.5. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Required Banks (and, if the rights or duties of any Agent, the Swingline Bank or any Issuing Bank are affected thereby, by such Agent, Swingline Bank or Issuing Bank); provided that no such amendment or waiver shall, (1) unless signed by each of the Banks directly affected thereby, (a) increase or decrease any Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks in accordance with the terms of this Agreement) or subject any Bank to any additional obligation, (b) reduce the principal of or rate of interest on any Loan or LC Disbursement or any fees hereunder, (c) postpone the date fixed for any payment of principal of or interest on any Loan or LC Disbursement or any fees hereunder or for any reduction or termination of any Commitment, or (d) change Sections 2.12(a), 2.21(a) or 9.4 in a manner that would alter the pro rata sharing of payments required thereby, (2) (a) unless signed by each of the Banks, change Section 9.16(h) or 9.16(g) or release any Guarantor under this Agreement, subject to the exceptions set forth in Section 9.16(h), or (b) unless signed by each of the Banks (or each of the Banks of any Class), change the percentage of the Commitments (or Commitments of any Class) or of the aggregate unpaid principal amount of the Loans (or Loans of any Class), or the number of Banks (or Banks of any Class), which shall be required for the Banks (or Banks of any Class) or any of them to take any action under this Section or any other provision of this Agreement, or (3) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Banks holding Loans or Commitments of any Class differently from those holding Loans or Commitments of any other Class without the written consent of Banks representing a Majority in Interest of each affected Class. Notwithstanding the foregoing, but subject to the first proviso of this Section 9.5, (a) any amendment or waiver of this Agreement that by its terms affects the rights or duties under this Agreement of the Banks of one or more Classes (but not the Banks of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Banks that would be required to consent thereto under this Section if such Class of Banks were the only Class of Banks hereunder at the time, (b) this Agreement may be amended to provide for the extension of any Maturity Date as provided in Section 2.22, and (c) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency or to make other immaterial changes (including, but not limited to, incorporating changes needed to reflect a successor in interest of any party specifically referred to herein) so long as, in each case, (1) such amendment does not adversely affect the rights of any Bank or (2) the Banks shall have received at least five Domestic Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Domestic Business Days of the date of such notice to the Banks, a written notice from (x) the Required Banks stating that the Required Banks object to such amendment or (y) if affected by such amendment, the Swingline Bank or any Issuing Bank stating that it objects to such amendment.

SECTION 9.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Borrower nor any Additional Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks, and any such assignment or transfer without such consent shall be null and void.

(b) Any Bank may at any time grant to one or more Eligible Assignees (each a “Participant”) participating interests in any or all of its Commitments of any Class or any or all of its Loans of any Class. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the applicable Borrower or applicable Additional Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the applicable Borrower or applicable Additional Borrowers and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 2.15(d) with respect to any payments made by such Bank to its Participants. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of any Borrowers and any Additional Borrowers hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of Section 9.5 without the consent of the Participant. Subject to Section 9.6(f), the Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII and Section 2.15 with respect to its participating interest; provided that no Participant shall be entitled to the benefit of Section 2.15 unless such Participant complies with Section 2.15(f) as if it were a Bank. An assignment or other transfer which is not permitted by subsection 9.6(c) or 9.6(d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection 9.6(b). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower or applicable Additional Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in any Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Borrower or any other Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Bank may at any time assign to one or more Eligible Assignees all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Eligible Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Eligible Assignee and such transferor Bank, with (and subject to) the subscribed consent of (i) the Borrowers and any Additional Borrower, (ii) in the case of assignments of Revolving Commitments or Revolving Loans of any Class, each Issuing Bank of such Class, (iii) in the case of assignments of Dollar Revolving Commitments or Dollar Revolving Loans, the Swingline Bank and (iv) the Administrative Agent, which consent, in each case, shall not be unreasonably withheld or delayed; provided that (i) no consent of any Borrower or any Additional Borrower shall be required if, in the case of an assignment of (x) a Term Loan or Term Commitment, an Eligible Assignee is another Bank, an Affiliate of a Bank or an Approved Fund, or (y) in the case of an assignment of a Revolving Loan or Revolving Commitment, another Revolving Bank, an Affiliate of a Revolving Bank or an Approved Fund in respect of a Revolving Bank, and, in either case, such Eligible Assignee delivers any forms, confirmations and certifications referenced in the last sentence of this Section 9.6(c), (ii) no consent of the Administrative Agent shall be required with respect to the assignment of all or any portion of a Term Loan if an Eligible Assignee is another Bank, an Affiliate of a Bank or an Approved Fund and such Eligible Assignee delivers any forms, confirmations and certifications referenced in the last sentence of this Section 9.6(c), and (iii) the consent of any Borrower and any Additional Borrower shall not be required if an assignment is made during the existence of any Event of Default under Section 6.1(a), 6.1(f) or 6.1(g). Upon execution and delivery of such instrument and payment by such Eligible Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Eligible Assignee, such Eligible Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment or Loans of such Class as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent (but shall continue to be entitled to the benefits of Sections 2.15, 8.3 and 9.3), and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection 9.6(c), the transferor Bank, the Administrative Agent and the applicable Borrower or applicable Additional Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Eligible Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. The Eligible Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the applicable Borrower or applicable Additional Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any taxes in accordance with Section 2.15. In addition, the applicable Borrower or applicable Additional Borrower is entitled to withhold consent to such assignment if the Eligible Assignee is unable to deliver any forms or confirmations required by Section 2.15(f), including, without limiting the generality of the foregoing, two duly completed copies of IRS Form W-9, W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (or a successor form), as applicable, certifying that if payments under this Agreement and the Notes were paid to such Eligible Assignee by a U.S. Borrower, such Eligible Assignee would be entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States tax.

(d) Assignments shall be subject to the following additional conditions: (i) except in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans of such Class, the amount of the Commitment or Loans of the assigning Bank of any Class subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) with respect to Revolving Commitments and Revolving Loans of any Class, $5,000,000 and (ii) with respect to Term Commitments and Term Loans, $1,000,000, in each case, unless the applicable Borrower or applicable Additional Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of any Borrower or any Additional Borrower shall be required if an Event of Default under Section 6.1(a), 6.1(f) or 6.1(g) has occurred and is continuing and (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Bank’s rights and obligations in respect of one Class of Commitments or Loans.

(e) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Loans and, if applicable, Notes to a Federal Reserve Bank (or similar Governmental Authority having jurisdiction over such Bank). No such assignment shall release the transferor Bank from its obligations hereunder.

(f) No assignee of any Bank’s rights shall be entitled to receive any greater payment under Section 2.15 or Section 8.3 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the prior written consent of any Borrower or any Additional Borrower or by reason of the provisions of Section 8.2 or 8.3 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist. No Participant shall be entitled to receive any greater payment under Section 2.15, Section 8.3 or any other provision hereof than such Bank would have been entitled to receive with respect to such participation sold to such Participant, unless the sale of such participation to such Participant is made with the prior written consent of the applicable Borrower and any Additional Borrower.

(g) The Administrative Agent, on behalf of any Borrower and any Additional Borrower, shall maintain at the Administrative Agent’s Domestic Lending Office a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and any Borrower, any Additional Borrowers, the Administrative Agent and the Banks may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by any Borrower or any Additional Borrower or any Bank (with respect to any entry relating to such Bank’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

SECTION 9.7. Collateral. Each of the Banks represents to the Administrative Agent and the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.8. Governing Law; Submission to Jurisdiction; Process Agent.

This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Loan Party hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

Each Loan Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Each Loan Party hereby irrevocably designates, appoints and empowers Allegion US Holding Company Inc., located at 11819 N. Pennsylvania St., Carmel, Indiana 46032, facsimile number: (317) 810-3456 (the “Process Agent”) as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any proceeding arising out of or in connection with this Agreement or any Note. Such service may be made (a) by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the applicable Loan Party in care of the Process Agent at the Process Agent’s above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf or (b) by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the applicable Loan Party at its address specified in Section 9.1, and each Loan Party irrevocably consents to the service of any and all process in any such proceeding.

SECTION 9.9. Electronic Execution; Counterparts; Integration. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Bank agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each Bank may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, Issuing Bank nor Swingline Bank is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, Issuing Bank and/or Swingline Bank has agreed to accept such Electronic Signature, the Administrative Agent and each Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Bank without further verification and (b) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent, Issuing Bank nor Swingline Bank shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, Issuing Bank’s or Swingline Bank’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, Issuing Bank and Swingline Bank shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Bank hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Bank and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Bank’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.10. Confidentiality. Each Agent and each Bank shall hold all non-public information regarding any Borrower and their respective Subsidiaries and their respective businesses identified as such by any Borrower and obtained by such Agent or such Bank pursuant to the requirements hereof in accordance with such Agent’s or such Bank’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrowers that, in any event, the Administrative Agent may disclose such information to the Banks and each Agent and each Bank may make (i) disclosures of such information to Affiliates of such Bank or Agent and to their respective agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers or any of their Subsidiaries and their respective obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section or other provisions at least as restrictive as this Section), (iii) disclosures to any rating agency when required by it; provided that, prior to any such disclosures, the relevant rating agency or agencies shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrowers received by it from any of the Agents or any Bank, (iv) disclosures in connection with the exercise of any remedies hereunder or under any Note, (v) disclosures to the CUSIP Bureau or to similar organizations and (vi) disclosures required or requested by any Governmental Authority or representative thereof or by the National Association of Insurance Commissioners or other self-regulatory bodies or required by applicable laws, rules or regulations or pursuant to legal or judicial process; provided that, unless specifically prohibited by applicable law, rule, regulation or court order, each Bank and each Agent shall make reasonable efforts to notify the Borrowers of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition, routine disclosures to the National Association of Insurance Commissioners or other self-regulatory bodies or other routine examination of such Bank by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Bank may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry and similar service providers to the Agents and the Banks in connection with the administration and management of this Agreement and any Note.

SECTION 9.11. No Fiduciary Duty. Each Agent, each Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Loan Parties. Each Loan Party agrees that neither the Loan Documents nor any transactions contemplated by the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Loan Parties, their stockholders or their Affiliates. Each Loan Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Loan Parties, on the other, (ii) in connection with any transactions contemplated by the Loan Documents and with the process leading to such transaction, each of the Banks is acting solely as a principal and not the agent or fiduciary of any Loan Party or its management, stockholders, creditors or any other Person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to any transactions contemplated by the Loan Documents or the process leading thereto (irrespective of whether any Bank or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (iv) each Loan Party has consulted its own legal and financial advisors to the extent such Loan Party deemed appropriate. Each Loan Party further acknowledges and agrees that it is responsible for making its own independent judgments with respect to any transactions contemplated by the Loan Documents and the process leading thereto. Each Loan Party agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with any transactions contemplated by the Loan Documents or the process leading thereto.

SECTION 9.12. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including the Borrowers and each Additional Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be determined as described in the definition of Exchange Rate in Section 1.1 hereof and in accordance with normal banking procedures in the relevant jurisdiction of the first currency and shall be calculated at approximately 10:00 A.M. (New York City time) or as close to such time as is reasonably practicable on the Euro-Currency Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Loan Party in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Euro-Currency Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Loan Party agrees, as applicable, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each Loan Party contained in this Section 9.12 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder. Furthermore, if the amount of the Agreement Currency purchased as described above is more than the sum originally due to the Applicable Creditor in the Agreement Currency, then such Applicable Creditor shall remit such excess to the applicable Loan Party.

SECTION 9.13. WAIVER OF JURY TRIAL. EACH LOAN PARTY, EACH AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.14. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.15. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.16. Guarantee Agreement. (a) In order to induce the Banks to extend credit to the Borrowers and the Additional Borrowers hereunder, (i) in the case of Allegion plc and any Additional Borrower, Allegion US hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of Allegion plc and such Additional Borrower, (ii) in the case of Allegion US and any Additional Borrower, Allegion plc hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of the Allegion US and such Additional Borrower, and (iii) in the case of each Borrower and any Additional Borrower, each Guarantor (other than such Borrower or Additional Borrower, as the case may be) hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of such Borrower and any Additional Borrowers. The Guarantors further agree that the due and punctual payment of the Obligations of any Borrower and Additional Borrower, as applicable, may be extended or renewed, in whole or in part, without notice to or further assent from them, and that they will remain bound upon their guarantees hereunder notwithstanding any such extension or renewal of any Obligation. Notwithstanding the foregoing, the guarantee provided by Allegion plc pursuant to this Section 9.16 shall only apply to the extent that the parties whose obligations are guaranteed hereunder are subsidiaries of Allegion plc. For the purposes of the foregoing sentence, the term “subsidiary” shall have the meaning given to it in Section 7 of the Companies Act 2014 of Ireland.

(b) The Guarantors waive presentment to, demand of payment from and protest to any Borrower or any Additional Borrower, as applicable, of any of the Obligations, and also waive notice of acceptance of their obligations and notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not be affected by (i) the failure of any Bank to assert any claim or demand or to enforce any right or remedy against any Borrower or any Additional Borrower, as applicable, under the provisions of this Agreement, any Note, any Additional Borrower Agreement or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any Note, any Additional Borrower Agreement or any other agreement; (iv) the failure or delay of any Bank to exercise any right or remedy against any other guarantor of the Obligations; (v) the failure of any Bank to assert any claim or demand or to enforce any remedy under this Agreement, any Note or any other agreement or instrument; (vi) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (vii) any other act, omission or delay to do any other act which may or might otherwise operate as a discharge of any Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the payment in full of all the Obligations.

(c) The Guarantors further agree that their guarantees hereunder constitute guarantees of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waive any right to require that any resort be had by any Bank to any balance of any deposit account or credit on the books of any Bank in favor of any Borrower, any Additional Borrower or other Subsidiary or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred.

(d) The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

(e) The Guarantors further agree that their respective obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Bank upon the bankruptcy or reorganization of any Borrower or any Additional Borrower or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Bank may have at law or in equity against any Guarantor by virtue hereof, upon the failure of a Borrower or any Additional Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the relevant Guarantor hereby promises to and shall, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Banks in cash an amount equal to the unpaid principal amount of such Obligation. The Guarantors further agree that if payment in respect of any Obligation shall be due in currency other than Dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Bank, not consistent with the protection of its rights, then, at the election of such Bank and in reasonable consultation with the applicable Guarantor, such Guarantor shall make payments of such Obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Bank against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

(g) Upon payment by a Guarantor of any Obligation of any Borrower or any Additional Borrower, each Bank shall, in a reasonable manner, assign to such Guarantor the amount of such Obligation owed to such Bank and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by such Guarantor, or make such disposition thereof as such Guarantor shall direct (all without recourse to any Bank and without any representation or warranty by any Bank). Upon payment by a Guarantor of any sums owed by a Borrower or an Additional Borrower as provided above, all rights of such Guarantor against such Borrower or such Additional Borrower arising as a result thereof by way of right of subrogation, through the assignment described herein or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower or such Additional Borrower to the Bank (it being understood that, after the discharge of all the Obligations due and payable from such Borrower or such Additional Borrower, such rights may be exercised by such Guarantor notwithstanding that such Borrower or such Additional Borrower may remain contingently liable for indemnity or other Obligations).

(h) Subject to clause (e) above, the Banks agree that each Guarantor under this Agreement shall be automatically released from its obligations under this Section (i) upon termination of the Commitments and payment in full in cash of all Obligations, (ii) if Allegion plc requests the release of such Guarantor and such release is approved, authorized or ratified in writing (A) by each Bank, in the case of Allegion plc, and (B) by the Required Banks, in the case of any Guarantor other than Allegion plc; provided that, if, at the time such request for the release of any Guarantor (other than Allegion plc) is made, such Guarantor is a guarantor under any Public Debt, such release of such Guarantor must be approved, authorized or ratified in writing by each Bank or (iii) if Allegion plc requests the release of such Guarantor (A) because such Guarantor ceases to be required to guarantee the Obligations pursuant to the definition of “Guarantors” in Section 1.1 or (B) in connection with a transaction permitted by Section 5.3 pursuant to which such Guarantor is not the surviving entity; provided that the surviving entity assumes such Guarantor’s guarantee hereunder.

(i) In each case as specified in this Section, the Administrative Agent shall promptly (and each Bank irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to any Borrower and the relevant Guarantor such documents as any Borrower may reasonably request to evidence the release of such Guarantor from its obligations under this Section.

(j) Any Person that is required to become a Guarantor pursuant to the definition of “Guarantors” in Section 1.1 shall execute and deliver a copy of this Agreement (or a supplement hereto in form and substance satisfactory to the Administrative Agent) and thereupon such Person shall become a Guarantor hereunder with the same force and effect as if such Person had executed this Agreement as a Guarantor on the Effective Date. The execution and delivery of any such instrument shall not require the consent of any other Loan Party or Bank party hereto. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 9.17. USA PATRIOT Act Notice. Each Bank hereby notifies each Loan Party that, pursuant to the requirements of bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the names and addresses of each Loan Party and other information that will allow such Bank to identify each Loan Party in accordance with the Patriot Act.

SECTION 9.18. Survival. The provisions of Sections 2.13, 2.15, 2.21(b), 8.3 and 9.3 and Article VII (other than Section 7.9) shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the termination of this Agreement or any provision hereof or whether extensions of credit are made hereunder.

SECTION 9.19. Platform. The Borrowers and all Additional Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any communications by posting such communication on Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, as to the adequacy of the Platform and each such Person expressly disclaims any liability for errors or omissions in such communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with such communications or the Platform.

SECTION 9.20. Joint and Several Liability. (a) In consideration of the establishment of the Commitments and the making of the Loans and issuance of the Letters of Credit hereunder, and of the benefits to Allegion plc and Allegion US that are anticipated to result therefrom, each of Allegion plc and Allegion US agrees that, notwithstanding any other provision contained herein or in any other Loan Document, each Borrower and each Additional Borrower will be a co-borrower hereunder and shall be fully liable for all of the Obligations, both severally and jointly. Accordingly, each Borrower and each Additional Borrower irrevocably agrees with each Bank and the Administrative Agent and their respective successors and assigns that such Borrower and such Additional Borrower will make prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Obligations, strictly in accordance with the terms thereof. Each Borrower and each Additional Borrower hereby further agrees that if any Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Obligations, then it will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b) Obligations Unconditional. The obligations of each Borrower and each Additional Borrower under paragraph (a) above are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Borrower or other Additional Borrower under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the joint and several obligations of each Borrower and each Additional Borrower hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the joint and several liability of the Borrowers and Additional Borrowers hereunder:

(i) at any time or from time to time, without notice to any Borrower or any Additional Borrower, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or

(iii) the maturity of any of the Obligations shall be accelerated or delayed, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

(c) Certain Waivers. Each Borrower and each Additional Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Bank exhaust any right, power or remedy or proceed against either it or the other Borrower or Additional Borrowers under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Obligations.

(d) Reinstatement. The obligations of the Borrowers and any Additional Borrowers under this Section shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Allegion plc or Allegion US in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(e) Remedies. Each of the Borrowers and each Additional Borrower agrees that, as between them, in their capacity as co-obligors with joint and several liability, and the Banks, the obligations of either of them under this Agreement may be declared to be forthwith due and payable as provided in Article VI hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VI) for purposes of paragraph (a) above notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against either of them and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by one of them) shall forthwith become due and payable by the other, in its capacity as obligor or co-obligor, as applicable, for purposes of such paragraph (a).

(f) Continuing Obligation. Each of the agreements of Allegion plc and Allegion US in this Section is a continuing agreement and undertaking, and shall apply to all Obligations whenever arising.

(g) Standstill. Upon payment by any Borrower or any Additional Borrower of any sums as provided under paragraph (a) above, all rights, if any, of any other Borrower or other Additional Borrower against such Borrower or such Additional Borrower arising as a result thereof by way of subrogation or otherwise shall in all respects be irrevocably waived prior to the indefeasible payment in full in cash of all of the Obligations.

SECTION 9.21. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties to any such Loan Document, each party hereto acknowledges that any liability of an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper and duly authorized officers as of the day and year first above written.

ALLEGION PUBLIC LIMITED COMPANY, as a Borrower and as a Guarantor

By:	/s/ Thomas J. Martineau
Name: Thomas J. Martineau
Title: Treasurer
ALLEGION US HOLDING COMPANY INC., as a Borrower and as a Guarantor

By:	/s/ Thomas J. Martineau
Name: Thomas J. Martineau
Title: Vice President and Treasurer

[Signature Page to Allegion Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent, as a Sustainability Coordinator, as an Issuing Bank, as the Swingline Bank and as a Bank

By:	/s/ Marc Maslanka
Name: Marc Maslanka
Title: Director

[Signature Page to Allegion Credit Agreement]

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and a Bank

By:	/s/ Jonathan Bennett
Name: Jonathan Bennett
Title: Executive Director

[Signature Page to Allegion Credit Agreement]

BNP PARIBAS, as a Sustainability Coordinator, an Issuing Bank, and a Bank

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Nicolas Doche
Name: Nicolas Doche
Title: Vice President

[Signature Page to Allegion Credit Agreement]

CITIBANK, N.A., as an Issuing Bank and a Bank

By:	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

[Signature Page to Allegion Credit Agreement]

GOLDMAN SACHS BANK USA, as an Issuing Bank and a Bank

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[Signature Page to Allegion Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and a Bank

By:	/s/ Kay Reedy
Name: Kay Reedy
Title: Managing Director

[Signature Page to Allegion Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Jonathan H. James
Name: Jonathan H. James
Title: Managing Director

[Signature Page to Allegion Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ John W. Lichtle
Name: John W. Lichtle
Title: Senior Vice President

[Signature Page to Allegion Credit Agreement]

TD BANK, N.A., as a Co-Documentation Agent and a Bank

By:	/s/ M. Bernadette Collins
Name: M. Bernadette Collins
Title: Senior Vice President

[Signature Page to Allegion Credit Agreement]

THE HUNTINGTON NATIONAL BANK,

By:	/s/ Greg R. Branstetter
Name: Greg R. Branstetter
Title: Managing Director Institutional Banking

[Signature Page to Allegion Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Terrence Ward
Name: Terrence Ward
Title: Senior Vice President

[Signature Page to Allegion Credit Agreement]

FWBANK, as a Bank

By:	/s/ Daniel T. Konwent
Name: Daniel T. Konwent
Title: Chief Credit Officer

[Signature Page to Allegion Credit Agreement]

EXHIBIT A-1

DOLLAR REVOLVING NOTE

THIS DOLLAR REVOLVING NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS DOLLAR REVOLVING NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

[Date]

For value received, the undersigned Allegion Public Limited Company, an Irish public limited company, and Allegion US Holding Company Inc., a Delaware corporation (collectively, the “Borrowers”), jointly and severally, unconditionally promise to pay to [                ] (the “Bank”) and its successors and assigns, for the account of its Applicable Lending Office, the unpaid principal amount of each Dollar Revolving Loan made by the Bank to the Borrowers and the Additional Borrowers pursuant to the Credit Agreement referred to below in the lawful money of the United States of America on the dates and in the amounts specified in the Credit Agreement. The Borrowers, jointly and severally, unconditionally promise to pay interest on the unpaid principal amount of each such Dollar Revolving Loan in the lawful money of the United States of America on the dates and at the rate or rates provided for in the Credit Agreement until such amounts are paid in full (both before and after judgment). All such payments of principal and interest shall be made in accordance with the terms of the Credit Agreement.

All Dollar Revolving Loans made by the Bank, the respective Types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Dollar Revolving Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrowers hereunder or under the Credit Agreement.

This note is one of the Notes referred to in, and is subject in all respects to, the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November 18, 2021, among the Borrowers, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent; and is entitled to the benefits thereof, is guaranteed as provided therein and is subject to prepayment and acceleration as provided therein. Capitalized terms used, but not otherwise defined, herein have the meanings assigned to them in the Credit Agreement. Reference is hereby made to the Loan Documents for a description of the nature and extent of the guarantees, the terms and conditions upon which the guarantees were granted and the rights of the holder of this Dollar Revolving Note in respect thereof. The holder hereof, by its acceptance of this Dollar Revolving Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Banks contained in, the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Dollar Revolving Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Dollar Revolving Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Dollar Revolving Note.

(rest of page intentionally left blank)

THIS DOLLAR REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED

AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW

YORK.

,

By:

Name:
Title:

DOLLAR REVOLVING NOTE

(CONTINUED)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Revolving Maturity Date	Notation Made By

EXHIBIT A-2

MULTI-CURRENCY REVOLVING NOTE

THIS MULTI-CURRENCY REVOLVING NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS MULTI-CURRENCY REVOLVING NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

[Date]

For value received, the undersigned Allegion Public Limited Company, an Irish public limited company, and Allegion US Holding Company Inc., a Delaware corporation (collectively, the “Borrowers”), jointly and severally, unconditionally promise to pay to [                ] (the “Bank”) and its successors and assigns, for the account of its Applicable Lending Office, the unpaid principal amount of each Multi-Currency Revolving Loan made by the Bank to the Borrowers and the Additional Borrowers pursuant to the Credit Agreement referred to below (and, for the avoidance of doubt, in the currencies specified therein) on the dates and in the amounts specified in the Credit Agreement. The Borrowers, jointly and severally, unconditionally promise to pay interest on the unpaid principal amount of each such Multi-Currency Revolving Loan (and, for the avoidance of doubt, in the currencies specified therein) on the dates and at the rate or rates provided for in the Credit Agreement until such amounts are paid in full (both before and after judgment). All such payments of principal and interest shall be made in accordance with the terms of the Credit Agreement.

All Multi-Currency Revolving Loans made by the Bank, the respective Types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Multi-Currency Revolving Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrowers hereunder or under the Credit Agreement.

This note is one of the Notes referred to in, and is subject in all respects to, the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November 18, 2021, among the Borrowers, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent; and is entitled to the benefits thereof, is guaranteed as provided therein and is subject to prepayment and acceleration as provided therein. Capitalized terms used, but not otherwise defined, herein have the meanings assigned to them in the Credit Agreement. Reference is hereby made to the Loan Documents for a description of the nature and extent of the guarantees, the terms and conditions upon which the guarantees were granted and the rights of the holder of this Multi-Currency Revolving Note in respect thereof. The holder hereof, by its acceptance of this Multi-Currency Revolving Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Banks contained in, the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Multi-Currency Revolving Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Multi-Currency Revolving Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Multi-Currency Revolving Note.

(rest of page intentionally left blank)

THIS MULTI-CURRENCY REVOLVING NOTE SHALL BE GOVERNED BY, AND

CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE

STATE OF NEW YORK.

,

By:

Name:
Title:

MULTI-CURRENCY REVOLVING NOTE

(CONTINUED)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Currency of Loan	Type of Loan	Amount of Principal Repaid	Revolving Maturity Date	Notation Made By

EXHIBIT A-3

TERM NOTE

THIS TERM NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS TERM NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[                 ]

New York, New York

[Date]

For value received, the undersigned Allegion Public Limited Company, an Irish public limited company, and Allegion US Holding Company Inc., a Delaware corporation (collectively, the “Borrowers”), jointly and severally, unconditionally promise to pay to [                ] (the “Bank”) and its successors and assigns, for the account of its Applicable Lending Office, the unpaid principal amount of each Term Loan made by the Bank to Allegion plc pursuant to the Credit Agreement referred to below in the lawful money of the United States of America on the dates and in the amounts specified in the Credit Agreement. The Borrowers, jointly and severally, unconditionally promise to pay interest on the unpaid principal amount of each such Term Loan in the lawful money of the United States of America on the dates and at the rate or rates provided for in the Credit Agreement until such amounts are paid in full (both before and after judgment). All such payments of principal and interest shall be made in accordance with the terms of the Credit Agreement.

All Term Loans made by the Bank, the respective Types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Term Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrowers hereunder or under the Credit Agreement.

This note is one of the Notes referred to in, and is subject in all respects to, the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November 18, 2021, among the Borrowers, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent; and is entitled to the benefits thereof, is guaranteed as provided therein and is subject to prepayment and acceleration as provided therein. Capitalized terms used, but not otherwise defined, herein have the meanings assigned to them in the Credit Agreement. Reference is hereby made to the Loan Documents for a description of the nature and extent of the guarantees, the terms and conditions upon which the guarantees were granted and the rights of the holder of this Term Note in respect thereof. The holder hereof, by its acceptance of this Term Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Banks contained in, the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Term Note.

(rest of page intentionally left blank)

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND

INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW

YORK.

,

By:

Name:
Title:

TERM NOTE

(CONTINUED)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

[Signature Page to Notice of Committed Borrowing]

EXHIBIT B

FORM OF NOTICE OF COMMITTED BORROWING

Date: ___________, _____1

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 18, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Allegion Public Limited Company, an Irish public limited company, and Allegion US Holding Company Inc., a Delaware corporation (together, the “Borrowers”), the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one)2:

[Revolving Facility]

Indicate: Borrowing, Conversion or Continuation	Indicate: Applicable Borrower Name	Indicate: Requested Amount	Indicate: Currency	Indicate: Base Rate Loan, BSBY Rate Loan, Multi-Currency Daily Rate Loan or Multi- Currency Term Rate Loan	For Multi- Currency Term Rate Loans Indicate: Interest Period (e.g., 1, 3 or 6 month interest period)

[1]

Note to Borrower. All requests submitted under a single Loan Notice must be effective on the same date. If multiple effective dates are needed, multiple Loan Notices will need to be prepared and signed.

[2]	Note to Borrower. For multiple borrowings, conversions and/or continuations for a particular facility, fill out a new row for each borrowing/conversion and/or continuation.

[Term Facility]

Indicate: Borrowing, Conversion or Continuation	Indicate: Applicable Borrower Name	Indicate: Requested Amount	Indicate: Currency	Indicate: Base Rate Loan, BSBY Rate Loan, Multi-Currency Daily Rate Loan or Multi- Currency Term Rate Loan	For Multi- Currency Term Rate Loans Indicate: Interest Period (e.g., 1, 3 or 6 month interest period)

The Committed Borrowing, if any, requested herein complies with Section 2.1 of the Credit Agreement.

[Signature Pages Follow]

[ALLEGION PUBLIC LIMITED COMPANY

By:

Name:
Title:]

[ALLEGION US HOLDING COMPANY INC.

By:

Name:
Title:]

EXHIBIT C

FORM OF NOTICE OF SWINGLINE BORROWING

Date: ___________, _____

To:	Bank of America, N.A., as Swingline Bank

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 18, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Allegion Public Limited Company, an Irish public limited company, and Allegion US Holding Company Inc., a Delaware corporation, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests a Swingline Loan:

1.	On (a Domestic Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of Section 2.23(a) of the Agreement.

[Signature Pages Follow]

[ALLEGION PUBLIC LIMITED COMPANY

By:

Name:
Title:]

[ALLEGION US HOLDING COMPANY INC.

By:

Name:
Title:]

EXHIBIT D

FORM OF LETTER OF CREDIT REPORT

TO:	Bank of America, N.A., as Administrative Agent

RE:

Credit Agreement dated as of November 18, 2021, by and among Allegion Public Limited Company, an Irish public limited company, and Allegion US Holding Company Inc., a Delaware corporation, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned, [insert name of Issuing Bank] (the “Issuing Bank”) hereby delivers this report to the Administrative Agent, pursuant to the terms of Section 2.18(k) of the Credit Agreement.

The Issuing Bank plans to issue, amend, renew, increase or extend the follow Letter(s) of Credit on [insert date].

Letter of Credit No.	Maximum Face Amount	Current Face Amount	Currency	Dollar Equivalent	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[The Issuing Bank made a payment, with respect to Letter of Credit No. [_______], on [insert date] in the amount of [$]_____________].]

[The Borrowers failed to reimburse the Issuing Bank for a payment made in the amount of [$][insert amount of such payment] pursuant to Letter of Credit No. [______] on [insert date of such failure], with respect to Letter of Credit No. [_______].]

Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

Letter of Credit No.	Maximum Face Amount	Current Face Amount	Currency	Dollar Equivalent	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[Remainder of Page Intentionally Left Blank]

[ISSUING BANK], as [an] Issuing Bank

By:
Name:
Title:

EXHIBIT E

[RESERVED]

EXHIBIT F

[RESERVED]

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date, (a) all the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Guarantees, Letters of Credit and Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is [a Bank] [an Affiliate/Approved Fund of [Bank Name]]]1

3.	Borrowers: Allegion Public Limited Company, an Irish public limited company, and Allegion US Holding Company Inc., a Delaware corporation

4.	Additional Borrowers: [ ]

5.	Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Credit Agreement

[1]	Select as applicable.

6.

Credit Agreement: The Credit Agreement dated as of November 18, 2021, among Allegion Public Limited Company and Allegion US Holding Company Inc., as Borrowers, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent

7.	Assigned Interest: [2]

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Banks	Amount of the Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Banks[3]
Dollar Revolving Commitments/Loans
Multi-Currency Revolving Commitments/Loans
Term Commitments/Loans	$	$	%
	$	$	%

Effective Date:                  , 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Bank, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and State securities laws.

[2]	Must comply with the minimum assignment amounts set forth in Section 9.6(d) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Banks of the applicable Class.

The terms set forth above are hereby agreed to:	[Consented to and][5] Accepted:

[________________], as Assignor,	BANK OF AMERICA, N.A., as [Issuing Bank][Swingline Bank][6][and] Administrative Agent,

by	by
Name:	Name:
Title:	Title:

[________________], as Assignee,[4]	[Consented to:

by
Name:	[Issuing Banks of the applicable Class, if any, of Revolving Commitments]
Title:
by
Name:
Title:][7]

[Consented to:

ALLEGION PUBLIC LIMITED COMPANY,

by
Name:
Title:

[4]	The Assignee must deliver to the Borrowers all applicable Tax forms required to be delivered by it under the Credit Agreement.
[5]	No consent of the Administrative Agent is required for an assignment of any Term Commitment or Term Loan to a Bank, an Affiliate of a Bank or an Approved Fund.
[6]	Consent of the Swingline Bank is only required if Dollar Revolving Commitments or Dollar Revolving Loans are being assigned.
[7]	Consents of Issuing Banks of any Class are only required if the Revolving Commitments or Revolving Loans of such Class are being assigned.

ALLEGION US HOLDING COMPANY INC.,

by
Name:
Title:

[ADDITIONAL BORROWER,]

by
Name:
Title:][8]

[8]

No consent of any Borrower or any Additional Borrower is required (x) with respect to Term Commitments or Term Loans, for an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, (y) with respect to Revolving Commitments or Revolving Loans, for an assignment to a Revolving Bank, an Affiliate of a Revolving Bank or an Approved Fund in respect of a Revolving Bank or (z) if an Event of Default of the type set forth in Section 6.1(a), (f), or (g) has occurred and is continuing, for any other assignment.

ANNEX 1 TO EXHIBIT G

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any Subsidiary or any other Affiliate of the Borrowers or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any Subsidiary or any other Affiliate of the Borrowers or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof (or, prior to the first such delivery, the financial statements referred to in Section 4.4 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Bank, (v) if it is a Bank that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax and (vi) if it is a Foreign Bank, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.15 thereof), duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT H

ADDITIONAL BORROWER AGREEMENT

AGREEMENT dated as of _________, 201__, made by [ADDITIONAL BORROWER] (the “New Additional Borrower”), ALLEGION PUBLIC LIMITED COMPANY, an Irish public limited company, and ALLEGION US HOLDING COMPANY INC., a Delaware corporation (together, the “Borrowers”), and the guarantors party hereto (collectively, the “Guarantors”) in favor of BANK OF AMERICA, N.A. as Administrative Agent for the Banks from time to time parties to the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, this Additional Borrower Agreement (the “Agreement”) relates to the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of November 18, 2021, among the Borrowers, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent; and

WHEREAS, the Borrowers and the New Additional Borrower desire that the New Additional Borrower become an Additional Borrower under the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. New Additional Borrower. Upon the effectiveness of this Agreement and the satisfaction of the requirements of the Credit Agreement, the New Additional Borrower, as provided in Section 2.16 of the Credit Agreement, hereby becomes party to the Credit Agreement as an Additional Borrower.

SECTION 3. Agreements. (a) The Guarantors hereby agree that the guarantees of the Guarantors contained in the Credit Agreement shall apply to the obligations of the New Additional Borrower.

(b) The New Additional Borrower hereby agrees to be bound by all provisions of the Credit Agreement.

SECTION 4. Representations and Warranties. Each Borrower represents (i) that the New Additional Borrower is organized under the laws of [                ], (ii) that the name, registered address, telephone number, facsimile number and email address of the person to which any notices should be sent and the Federal employer identifying number, if any, appearing on Annex 1 attached hereto are true and correct as of the date hereof and (iii) that the representations and warranties of each Borrower in the Credit Agreement are true and correct in all material respects on and as of the date hereof after giving effect to this Agreement (it being understood that the representations and warranties in Sections 4.4 (Financial Information; No Material Adverse Change) and 4.5 (Litigation) shall be deemed for purposes of this Agreement to refer to the financial statements most recently delivered under Section 5.1(a) or (b) (Information) and to the date thereof at all times after the first such delivery thereunder rather than to the dates and financial statements specified in Sections 4.4 and 4.5).

SECTION 5. Effectiveness. This Agreement shall become effective as of the date when the Administrative Agent shall have received:

(a) Counterparts hereof duly executed by the Guarantors, each Borrower, the New Additional Borrower and the Administrative Agent;

(b) All documents the Administrative Agent may reasonably request relating to the existence of the New Additional Borrower, the organizational authority for and the validity of this Agreement and the Credit Agreement, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(c) A favorable written opinion of counsel for the New Additional Borrower, addressed to the Administrative Agent and the Banks, in form and substance reasonably satisfactory to the Administrative Agent;

(d) For each Bank, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(e) If the New Additional Borrower is organized under a jurisdiction other than the United States of America, evidence in form and substance reasonably satisfactory to the Administrative Agent that the New Additional Borrower has appointed an agent for service of process in New York City.1

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

[1]	To include provisions regarding appointment for service of process as appropriate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

ALLEGION PUBLIC LIMITED COMPANY, as a Borrower and a Guarantor

By:
Name:
Title:

ALLEGION US HOLDING COMPANY INC., as a Borrower and a Guarantor

By:
Name:
Title:

[ADDITIONAL BORROWER], as a New Additional Borrower

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent, as a Sustainability Coordinator, as the Swingline Bank, as an Issuing Bank and as a Bank,

By:
Name:
Title:

ANNEX I to EXHIBIT H

Name of Additional Borrower:

Registered Address:

Telephone Number:

Facsimile Number:

Email Address:

Person to which notices should be sent:

[Federal employer identification number:]

EXHIBIT I

[RESERVED]

EXHIBIT J

[FORM OF] MATURITY DATE EXTENSION REQUEST

[Insert Date]

Bank of America, N.A.,

as Administrative Agent

900 W Trade Street, NC1-026-06-04

Charlotte, NC 28255

Attention: Smith Bagley

Email: smith.bagley@bofa.com

Tel: (980) 387-3614

Fax: (704) 208-3045

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 18, 2021, among Allegion Public Limited Company and Allegion US Holding Company Inc., as Borrowers, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

In accordance with Section 2.22 of the Credit Agreement, the undersigned hereby request an extension of the Maturity Date of [CLASS] from [•] to [•]. [Specify other amendments and modifications requested in accordance with Section 2.22 of the Credit Agreement.]

[Signature Pages Follow]

Very truly yours,

ALLEGION PUBLIC LIMITED COMPANY, as a Borrower

By:
Name:
Title:

ALLEGION US HOLDING COMPANY INC., as a Borrower

By:
Name:
Title:

EXHIBIT K-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 18, 2021, among Allegion Public Limited Company and Allegion US Holding Company Inc., as Borrowers, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “10 percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to any U.S. Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the U.S. Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the U.S. Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the U.S. Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date: ________ __, 20[    ]

EXHIBIT K-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 18, 2021, among Allegion Public Limited Company and Allegion US Holding Company Inc., as Borrowers, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “10 percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to any U.S. Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[    ]

EXHIBIT K-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 18, 2021, among Allegion Public Limited Company and Allegion US Holding Company Inc., as Borrowers, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any U.S. Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[    ]

EXHIBIT K-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 18, 2021, among Allegion Public Limited Company and Allegion US Holding Company Inc., as Borrowers, the Guarantors from time to time party thereto, the Banks and Issuing Banks from time to time party thereto and Bank of America, N.A., as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any U.S. Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the U.S. Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the U.S. Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the U.S. Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date: ________ __, 20[    ]